Exhibit 3.01

RESTATED
CERTIFICATE OF INCORPORATION
OF
CITIGROUP INC.

Citigroup Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

The name of the corporation is Citigroup Inc. (hereinafter the “Corporation”) and the date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is March 8, 1988. The name under which the Corporation filed its Certificate of Incorporation is Commercial Credit Group, Inc. A Restated Certificate of Incorporation, which restated and integrated, but did not further amend, the Certificate of Incorporation as amended or supplemented theretofore, was filed with the Delaware Secretary of State on December 11, 1998.

The text of the Restated Certificate of Incorporation as amended or supplemented heretofore is hereby restated and integrated, but not amended, to read as herein set forth in full and there is no discrepancy between the provisions of the Restated Certificate of Incorporation as so amended or supplemented and the provisions of this Restated Certificate of Incorporation. Following the effective time of this Restated Certificate of Incorporation, all references hereinafter to “Certificate of Incorporation” shall refer to this Restated Certificate of Incorporation.

FIRST:    The name of the Corporation is:

Citigroup Inc.

SECOND:    The registered office of the Corporation is to be located at the Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the county of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: A.    The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Billion Thirty Million (60,030,000,000). The total number of shares of Common Stock which the Corporation shall have authority to issue is Sixty Billion (60,000,000,000) shares of Common Stock having a par value of one cent ($.01) per share. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Thirty Million (30,000,000) shares having a par value of one dollar ($1.00) per share.

     B.    The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)    The number of shares constituting that series and the distinctive designation of that series;

(ii)    The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(iii)    Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)    Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

(v)    Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi)    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)    The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation;

(viii)The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(ix)    Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

    C.    Dividends on outstanding shares of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

    D.    Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

    E.    Subject to the provisions of any applicable law or except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes; each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate relating to shares of Preferred Stock contemplated or authorized by Section B or Section J of this Article FOURTH) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate relating to shares of Preferred Stock contemplated or authorized by Section B or Section J of this Article FOURTH).

    F.    Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

    G.    Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution.

    H.    The issuance of any shares of Common Stock or Preferred Stock authorized hereunder and any other actions permitted to be taken by the Board of Directors pursuant to this Article FOURTH must be authorized by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors or by a committee of the Board of Directors constituted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors.

    I.    Notwithstanding any other provision of this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, Section B through I of this Article FOURTH.

    J.    Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock are hereby provided for, with the number of shares to be included in each such series, and the designation, powers, preference and rights, and qualifications, limitations or restrictions thereof fixed as stated and expressed with respect to each such series in the respective exhibit attached hereto as specified below and incorporated herein by reference:

Exhibit I	8.125% Non-Cumulative Preferred Stock, Series AA
Exhibit II	8.40% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E
Exhibit III	8.50% Non-Cumulative Preferred Stock, Series F
Exhibit IV	Series R Participating Cumulative Preferred Stock
Exhibit V	6.5% Non-Cumulative Convertible Preferred Stock, Series T

FIFTH:    The Directors need not be elected by written ballot unless and to the extent the By-Laws so require.

SIXTH:    The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be determined from time to time by or pursuant to authority granted by the Board of Directors or by the By-Laws.

SEVENTH:    The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. At each annual meeting, each director shall be elected for a one-year term. A director shall hold office until the annual meeting held the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

EIGHTH: A.    In addition to any affirmative vote required by law or this Certificate of Incorporation or the By-Laws of the Corporation, and except as otherwise expressly provided in Section B of this Article EIGHTH, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than a majority of the votes cast affirmatively and negatively by the holders of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

B.    The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the By-Laws of the Corporation or otherwise, if all of the conditions specified in either of the following Paragraphs 1 or 2 are met; provided, however, that in the case of a Business Combination that does not involve the payment of consideration to the holders of the Corporation’s outstanding

Capital Stock (as hereinafter defined), then the provisions of Section A of this Article EIGHTH must be satisfied unless the conditions specified in the following Paragraph 1 are met:

1.    The Business Combination shall have been approved (and such approval not subsequently rescinded) by a majority of the Continuing Directors (as hereinafter defined), either specifically or as a transaction which is within an approved category of transactions with an Interested Stockholder. Such approval may be given prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder, provided, however, that approval shall be effective for the purposes of this Paragraph 1 only if obtained at a meeting at which a Continuing Director Quorum (as hereinafter defined) was present; and provided further, that such approval may be rescinded by a majority of the Continuing Directors at any meeting at which a Continuing Director Quorum is present and which is held prior to consummation of the proposed Business Combination.

2.    All of the following conditions, if applicable, shall have been met:

The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination (the “Consummation Date”), of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock in such Business Combination shall be at least equal to the amount determined, as applicable, under Paragraph 2(a) or 2(b) below:

(a)    if the Fair Market Value per share of such class or series of Capital Stock on the date of the first public announcement of the proposed Business Combination (the “Announcement Date”) is less than the Fair Market Value per share of such class or series of Capital Stock on the date on which the Interested Stockholder became an Interested Stockholder (the “Determination Date”), an amount (the “Premium Capital Stock Price”) equal to the sum of (i) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date plus (ii) the product of the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date multiplied by the highest percentage premium over the closing sale price per share of such class or series of Capital Stock paid on any day by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date or in the transaction in which it became an Interested Stockholder; provided, however, that if the Premium Capital Stock Price as determined above is greater than the highest per share price paid by or on behalf of the Interested Stockholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Stockholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, the amount required under this Paragraph 2(a) shall be the higher of (A) such highest price paid by or on behalf of the Interested Stockholder, and (B) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date (the Fair Market Value and other prices per share of such class or series of Capital Stock referred to in this Paragraph 2(a) shall be in each case appropriately adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock); or

(b)    if the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date is greater than or equal to the Fair Market Value per share of such class or series of Capital Stock on the Determination Date, in each case as appropriately adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock, a price per share equal to the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date.

The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock which is the subject of the Business Combination whether or not the Interested Stockholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

(c)    After the Determination Date and prior to the Consummation Date of such Business Combination:

    (i) except as approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present; and (iii) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Stockholders becoming an Interested Stockholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Stockholder’s percentage beneficial ownership of any class or series of Capital Stock.

(d)    After the Determination Date, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(e)    A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (the “Act”) (or any subsequent provisions replacing such Act, rules or regulations), shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to make and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors as to the fairness (or not) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Stockholder and its Affiliates or Associates (as hereinafter defined), such investment banking firm to be paid a reasonable fee for its services by the Corporation.

(f)    Such Interested Stockholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of at least a majority of the Continuing Directors.

    C. The following definitions shall apply with respect to this Article EIGHTH:

1.    The term “Business Combination” shall mean:

(a)    any merger or consolidation of the Corporation or any Major Subsidiary (as hereinafter defined) with, or any sale, lease, exchange, transfer or other disposition of substantially all the assets or outstanding shares of capital stock of the Corporation or any Major Subsidiary with or for the benefit of, (i) any Interested Stockholder or (ii) any other company (whether or not itself an Interested Stockholder) which is or after such merger, consolidation or sale, lease, exchange, transfer or other disposition would be an Affiliate or Associate of an Interested Stockholder; or

(b)    any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder involving any assets, securities or commitments of the Corporation, any Major Subsidiary or any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder having an aggregate Fair Market Value and/or involving aggregate commitments of Twenty-Five Million dollars ($25,000,000) or more; or

(c)    any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries (as hereinafter defined) or any other transaction (whether or not with or otherwise involving an Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(d)    any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d);

provided, however, that no such aforementioned transaction shall be deemed to be a Business Combination subject to this Article EIGHTH if the Announcement Date of such transaction occurs more than eighteen months after the Determination Date with respect to such Interested Stockholder.

2.    The term “Capital Stock” shall mean all capital stock of the Corporation authorized to be issued from time to time under Article FOURTH of this Certificate of Incorporation, including, without limitation, the Common Stock, and the term “Voting Stock” shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

3.    The term “person” shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

4.    The term “Interested Stockholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is, or has announced or publicly disclosed a plan or intention to become, the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing twenty-five percent (25%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

5.    A person shall be a “beneficial owner” of any Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Stockholder pursuant to Paragraph 4 of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph 5 of Section C, but shall not include any other shares of Capital Stock that may be reserved for issuance or issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6.    The terms “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on the date that this Article EIGHTH is approved and adopted by the Sole Incorporator (the term “registrant” in said Rule 12b-2 meaning in this case the Corporation); provided, however, that the terms “Affiliate” and “Associate” shall not include any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any trustee of or fiduciary with respect to any such plan when acting in such capacity.

7.    The term “Subsidiary” means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 4 of this Section C, the term “Subsidiary” shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

8.    The term “Major Subsidiary” means a Subsidiary having assets of twenty-five million dollars ($25,000,000) or more as reflected in the most recent fiscal year-end audited, or if unavailable, unaudited, consolidated balance sheet, prepared in accordance with applicable state insurance law with respect to

Subsidiaries engaged in an insurance business, and in accordance with generally accepted accounting principles with respect to Subsidiaries engaged in a business other than an insurance business.

9.    The term “Continuing Director” means any member of the Board of Directors of the Corporation, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and who was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and who is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors; provided, however, that the term “Continuing Director” shall not include any officer of the Corporation or of any Affiliate or Associate of the Corporation.

10.    The term “Fair Market Value” means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

11.    The term “Continuing Director Quorum” means at least two (2) Continuing Directors capable of exercising the power conferred upon them under the provisions of the Certificate of Incorporation and By-Laws of the Corporation.

12.    In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

    D.    A majority of the Continuing Directors at a meeting at which a Continuing Director Quorum is present shall have the power and duty to determine the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, and to determine all questions arising under this Article EIGHTH, including, without limitation, (a) whether a person is an Interested Stockholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of twenty-five million dollars ($25,000,000) or more as provided in Paragraph 1(b) of Section C of this Article EIGHTH and (e) whether a Subsidiary is a Major Subsidiary. Any such determination made in good faith shall be binding and conclusive on all parties. In the event a Continuing Director Quorum cannot be attained at such meeting, all such determinations shall be made by the Delaware Court of Chancery.

    E.    Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

    F.    The fact that any Business Combination complies with the provisions of Section B of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

    G.    Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of this Article EIGHTH.

NINTH:    In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of not less than a majority of the voting power of the outstanding shares entitled to vote thereon shall be required to adopt, amend, alter or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, this Article NINTH.

TENTH:    No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ELEVENTH:    Except as provided in Articles FOURTH, SEVENTH, EIGHTH and NINTH of this Certificate of Incorporation, the Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights of stockholders shall be subject to this reservation.

This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

This Restated Certificate of Incorporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, this 30th day of October, 2009.

CITIGROUP INC.

/s/ Michael S. Helfer
Name:	Michael S. Helfer
Corporate Secretary

Exhibit I

8.125% Non-Cumulative Preferred Stock, Series AA

Section 1.    Designation.

The designation of the series of preferred stock shall be “8.125% Non-Cumulative Preferred Stock, Series AA” (the “Series AA Preferred Stock”). Each share of Series AA Preferred Stock shall be identical in all respects to every other share of Series AA Preferred Stock. Series AA Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2.    Number of Shares.

The number of authorized shares of Series AA Preferred Stock shall be 149,500. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series AA Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series AA Preferred Stock.

Section 3.    Definitions. As used herein with respect to Series AA Preferred Stock:

“Agent Members” has the meaning set forth in Section 15(c).

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“Global Series AA Preferred Stock” has the meaning set forth in Section 15(a).

“Holder” means the Person in whose name the shares of the Series AA Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series AA Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series AA Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Series AA Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series AA Preferred Stock, and its successors and assigns.

“Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Series AA Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series AA Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Transfer Agent” means The Bank of New York Mellon acting as Transfer Agent, Registrar and paying agent for the Series AA Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

Section 4.    Dividends.

(a)    Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series AA Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series AA Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series AA Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 8.125%. The record date for payment of dividends on the Series AA Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b)    Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Series AA Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series AA Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series AA Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)    Priority of Dividends. So long as any share of Series AA Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series AA Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)    purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii)    as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)    the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)    the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)    the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series AA Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series AA Preferred Stock and any Parity Stock, all dividends declared upon shares of Series AA Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series AA Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series AA Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)    Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6.    Redemption.

(a)     Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Series AA Preferred Stock at the time outstanding, on any Dividend Payment Date as to which the Company has declared a dividend in full on the Series AA Preferred Stock on or after the Dividend Payment Date on February 15, 2018, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $25,000 per share; provided, however, that the Company may not effect a partial redemption of the Series AA Preferred Stock unless at least 2,000 shares ($50,000,000 aggregate liquidation amount) of Series AA Preferred Stock, excluding shares of Series AA Preferred Stock held by the Company or its subsidiaries, remain outstanding after giving effect to such partial redemption.

(b)     Notice of Redemption. Notice of every redemption of shares of Series AA Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series AA Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series AA Preferred Stock. Each notice shall state:

(i)    the redemption date;

(ii)    the number of shares of Series AA Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)    the redemption price;

(iv)    the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)    that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Series AA Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(c)     Partial Redemption. In case of any redemption of only part of the shares of Series AA Preferred Stock at the time outstanding, the shares of Series AA Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series AA Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series AA Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by Delaware law.

(b)    Special Voting Right.

(i)     Voting Right. If and whenever dividends on the Series AA Preferred Stock or any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Series AA Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”

(ii)    Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Series AA Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Series AA Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Series AA Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever the Company has paid full dividends for at least four consecutive quarterly dividend periods following a Nonpayment on the Series AA Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Series AA Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Series AA Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 7(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series AA Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)     Senior Issuances; Adverse Changes. So long as any shares of Series AA Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Series AA Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Series AA Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)    any amendment, alteration or repeal of any provision of the Company’s Certificate of Incorporation (including the certificate of designation creating the Series AA Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series AA Preferred Stock so as to affect them adversely;

(ii)    any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series AA Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(iii)    the consummation of a binding share exchange or reclassification involving the Series AA Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series AA Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series AA Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series AA Preferred Stock prior to such merger or consolidation), and (ii) such Series AA Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series AA Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series AA Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series AA Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series AA Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).

(d)     No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series AA Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any rights of preemption or conversion.

Section 9. Rank.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series AA Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Series AA Preferred Stock the Company will procure that voting rights in respect of such Series AA Preferred Stock are not exercised.

Section 11. Unissued or Reacquired Shares.

Shares of Series AA Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund.

Shares of Series AA Preferred Stock are not subject to the operation of a sinking fund.

Section 13. Transfer Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Series AA Preferred Stock shall be The Bank of New York Mellon. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 14. Replacement Certificates.

Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 15. Form.

(a)     Global Series AA Preferred Stock. Series AA Preferred Stock may be issued in the form of one or more permanent global shares of Series AA Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Series AA Preferred Stock”), which is hereby incorporated in and expressly made a part of this Restated Certificate of Incorporation. The Global Series AA Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Series AA Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15(a) shall apply only to a Global Series AA Preferred Stock deposited with or on behalf of the Depositary.

(b)    Delivery to Depositary. If Global Series AA Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Series AA Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)    Agent Members. If Global Series AA Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Series AA Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Series AA Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Series AA Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series AA Preferred Stock. If Global Series AA Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series AA Preferred Stock, or this Certificate of Designation or the Certificate of Incorporation.

(d)    Physical Certificates. Owners of beneficial interests in any Global Series AA Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series AA Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Series AA Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Series AA Preferred Stock shall be exchanged in whole for definitive shares of Series AA Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Series AA Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(e)    Signature. An Officer shall sign any Global Series AA Preferred Stock for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Series AA Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Series AA Preferred Stock, the Global Series AA Preferred Stock shall be valid nevertheless. A Global Series AA Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Series AA Preferred Stock. Each Global Series AA Preferred Stock shall be dated the date of its countersignature.

Section 16. Taxes.

(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series AA Preferred Stock or shares of Common Stock or other securities issued on account of Series AA Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series AA Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series AA Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series AA Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 17. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit A

FORM OF
8.125% NON-CUMULATIVE PREFERRED STOCK, SERIES AA

FACE OF SECURITY

[THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH CITIGROUP INC. (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS SHARES OF THE SERIES AA PREFERRED STOCK ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENTS RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.]

[IF GLOBAL PREFERRED STOCK IS ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	Number of Shares of Series AA Preferred Stock

CUSIP NO.:

CITIGROUP INC.

8.125% Non-Cumulative Preferred Stock, Series AA
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [           ] (the “Holder”) is the registered owner of [                ](1) [                     , or such number as is indicated in the records of the Registrar and the Depository,](2) fully paid and non-assessable shares of the Company’s designated 8.125% Non-Cumulative Preferred Stock, Series AA, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series AA Preferred Stock”). The shares of Series AA Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series AA Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated January 24. 2008 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series AA Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series AA Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] this              day of            ,      .

CITIGROUP INC.

By:
Name:
Title:

(1) This phrase should be included only if the share certificate evidences certificated shares of Series AA Preferred Stock.
(2) This phrase should be included only if the share certificate evidences Global Series AA Preferred Stock.

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series AA Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated:

THE BANK OF NEW YORK MELLON, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Series AA Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The shares of Series AA Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series AA Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series AA Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit II

8.40% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E

Section 1.    Designation.

The designation of the series of preferred stock shall be “8.40% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E.” Each share of Series E Preferred Stock shall be identical in all respects to every other share of Series E Preferred Stock. Series E Preferred Stock will rank equally with Parity Stock, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affair of the Company.

Section 2.    Number of Shares.

The number of authorized shares of Series E Preferred Stock shall be 240,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series E Preferred Stock.

Section 3.    Definitions. As used herein with respect to Series E Preferred Stock:

“Agent Members” has the meaning set forth in Section 15(c).

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series E Preferred Stock, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“Global Series E Preferred Stock” has the meaning set forth in Section 15(a).

“Holder” means the Person in whose name the shares of the Series E Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series E Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series E Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“LIBOR Determination. Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Parity Stock” means any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series E Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series E Preferred Stock, and its successors and assigns.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits).

“Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Series E Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series E Preferred Stock” shall have the meaning set forth in Section I hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on Reuters Screen LIBOR01 Page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on April 30, 2018, 2.920%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Transfer Agent” means The Bank of New York Mellon acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series E Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

Section 4.    Dividends.

(a)    Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series E Preferred Stock, and no more, payable (i) semi-annually in arrears on each April 30 and October 30 from the date of issuance to, but excluding, April 30, 2018, and (ii) quarterly in arrears on each January 30, April 30, July 30, and October 30 from and including April 30, 2018; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (i) on or prior to April 30, 2018, without any interest or other payment in respect of such delay, and (ii) after April 30, 2018, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series E Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series E Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 8.40%, for each Dividend Period from and including the date of issuance to, but excluding, April 30, 2018 and (ii) the greater of (x) Three-month LIBOR plus 4.0285% and (y) 7.7575%, for each Dividend Period from and including April 30, 2018. The record date for payment of dividends on the Series E Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to April 30, 2018 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after April 30, 2018 will be computed on the basis of a 360-day year and the actual number of days elapsed.

(b)    Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Series E Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series E Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series E Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)    Priority of Dividends. So long as any share of Series E Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series E Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)    purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii)    as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)    the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)    the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)    the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series E Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series E Preferred Stock and any Parity Stock, all dividends declared upon shares of Series E Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series E Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5.    Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series E Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)    Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6.    Redemption.

(a)     Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Series E Preferred Stock at the time outstanding, on any Dividend Payment Date on or after April 30, 2018 as to which the Company has declared a dividend in full on the Series E Preferred Stock, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $25,000 per share; provided, however, that the Company may not effect a partial redemption of the Series E Preferred Stock unless at least 2,000 shares ($50,000,000 aggregate liquidation amount) of Series E Preferred Stock, excluding shares of Series E Preferred Stock held by the Company or its subsidiaries, remain outstanding after giving effect to such partial redemption.

(b)     Notice of Redemption. Notice of every redemption of shares of Series E Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series E Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series E Preferred Stock. Each notice shall state:

(i)    the redemption date;

(ii)    the number of shares of Series E Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)    the redemption price;

(iv)    the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)    that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Series E Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(c)     Partial Redemption. In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares of Series E Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series E Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series E Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7.    Voting Rights.

(a)    General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by Delaware law.

(b)    Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series E Preferred Stock or any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the

Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Series E Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”

(ii)    Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Series E Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Series E Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Series E Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever the Company has paid full dividends for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series E Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Series E Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Series E Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 7(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar nonpayment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series E Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)     Senior Issuances; Adverse Changes. So long as any shares of Series E Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Series E Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Series E Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)    any amendment, alteration or repeal of any provision of the Company’s Certificate of Incorporation (including the certificate of designation creating the Series E Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely;

(ii)    any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series E Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(iii)    the consummation of a binding share exchange or reclassification involving the Series E Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series E Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series E Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series E Preferred Stock prior to such merger or consolidation), and (ii) such Series E Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series E Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Series E Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series E Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).

(d)     No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series E Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any rights of preemption or conversion.

Section 9. Rank.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series E Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Series E Preferred Stock, the Company will procure that voting rights in respect of such Series E Preferred Stock are not exercised.

Section 11. Unissued or Reacquired Shares.

Shares of Series E Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund.

Shares of Series E Preferred Stock are not subject to the operation of a sinking fund.

Section 13. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series E Preferred Stock shall be The Bank of New York Mellon. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 14. Replacement Certificates.

Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 15. Form.

(a) Global Series E Preferred Stock. Series E Preferred Stock may be issued in the form of one or more permanent global shares of Series E Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Series E Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Series E Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Series E Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15(a) shall apply only to a Global Series E Preferred Stock deposited with or on behalf of the Depositary.

(b)    Delivery to Depositary. If Global Series E Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Series E Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)    Agent Members. If Global Series E Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Series E Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Series E Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Series E Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series E Preferred Stock. If Global Series E Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series E Preferred Stock, this Certificate of Designation or the Certificate of Incorporation.

(d)    Physical Certificates. Owners of beneficial interests in any Global Series E Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series E Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Series E Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Series E Preferred Stock shall be exchanged in whole for definitive shares of Series E Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Series E Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(e)    Signature. An Officer shall sign any Global Series E Preferred Stock for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Series E Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Series E Preferred Stock, the Global Series E Preferred Stock shall be valid nevertheless. A Global Series E Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Series E Preferred Stock. Each Global Series E Preferred Stock shall be dated the date of its countersignature.

Section 16. Taxes.

(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series E Preferred Stock or shares of Common Stock or other securities issued on account of Series E Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series E Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series E Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series E Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 17. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit A

FORM OF
% FIXED RATE / FLOATING RATE NON-CUMULATIVE PREFERRED STOCK, SERIES E
FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.

Certificate Number	Number of Shares of Series E Preferred Stock

CUSIP NO.:

CITIGROUP INC.

% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated % Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series E Preferred Stock”). The shares of Series E Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series E Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated April 25, 2008 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series E Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series E Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] this     day of     ,    .

CITIGROUP INC.
By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series E Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated:

THE BANK OF NEW YORK MELLON, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Series E Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The shares of Series E Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series E Preferred Stock evidenced hereby to:

________________________________________________________________

________________________________________________________________

(Insert assignee’s social security or taxpayer identification number, if any)

________________________________________________________________

________________________________________________________________

(Insert address and zip code of assignee) and irrevocably appoints:

________________________________________________________________

________________________________________________________________

as agent to transfer the shares of Series E Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

________________________________________________________________

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit III

8.50% Non-Cumulative Preferred Stock, Series F

Section 1. Designation.

The designation of the series of preferred stock shall be “8.50% Non-Cumulative Preferred Stock, Series F” (the “Series F Preferred Stock”). Each share of Series F Preferred Stock shall be identical in all respects to every other share of Series F Preferred Stock. Series F Preferred Stock will rank equally with Parity Stock, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Series F Preferred Stock shall be 92,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series F Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series F Preferred Stock.

Section 3. Definitions. As used herein with respect to Series F Preferred Stock:

“Agent Members” has the meaning set forth in Section 15(c).

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“Global Series F Preferred Stock” has the meaning set forth in Section 15(a).

“Holder” means the Person in whose name the shares of the Series F Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series F Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series F Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Parity Stock” means any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series F Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series F Preferred Stock, and its successors and assigns.

“Senior Stock” means any class or series of stock of the Company now existing or hereafter authorized which has preference or priority over the Series F Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Series F Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Transfer Agent” means The Bank of New York Mellon acting as Transfer Agent, Registrar and paying agent for the Series F Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a)    Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series F Preferred Stock, and no more, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2008; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series F Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series F Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 8.50%. The record date for payment of dividends on the Series F Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b)    Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Series F Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series F Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Series F Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)    Priority of Dividends. So long as any share of Series F Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series F Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)    purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii)    as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)    the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)    the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)    the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series F Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series F Preferred Stock and any Parity Stock, all dividends declared upon shares of Series F Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current Dividend Period per share of Series F Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series F Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference $25,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)    Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the

Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a)    Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Series F Preferred Stock at the time outstanding, on any Dividend Payment Date as to which the Company has declared a dividend in full on the Series F Preferred Stock on or after the Dividend Payment Date on June 15, 2013, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $25,000 per share.

(b)    Notice of Redemption. Notice of every redemption of shares of Series F Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock. Each notice shall state:

(i)    the redemption date;

(ii)    the number of shares of Series F Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)    the redemption price;

(iv)    the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)    that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Series F Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares of Series F Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series F Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series F Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the

Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a)    General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by Delaware law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Series F Preferred Stock or any other class or series of preferred stock that ranks on parity with Series F Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Series F Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”

(ii)    Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Series F Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Series F Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Series F Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 7(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 7(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever the Company has paid full dividends for at least four consecutive quarterly dividend periods following a Nonpayment on the Series F Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Series F Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Series F Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 7(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Series F Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(b).

(c)    Senior Issuances; Adverse Changes. So long as any shares of Series F Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Series F Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Series F Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)    any amendment, alteration or repeal of any provision of the Company’s Certificate of Incorporation (including the certificate of designation creating the Series F Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely;

(ii)    any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series F Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(iii)    the consummation of a binding share exchange or reclassification involving the Series F Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series F Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series F Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series F Preferred Stock prior to such merger or consolidation), and (ii) such Series F Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series F Preferred Stock taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series F Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series F Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).

(d)    No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series F Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any rights of preemption or conversion.

Section 9. Rank.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 10. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Series F Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be, rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Series F Preferred Stock, the Company will procure that voting rights in respect of such Series F Preferred Stock are not exercised.

Section 11. Unissued or Reacquired Shares.

Shares of Series F Preferred Stock not issued or which have been issued and redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund.

Shares of Series F Preferred Stock are not subject to the operation of a sinking fund.

Section 13. Transfer Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Series F Preferred Stock shall be The Bank of New York Mellon. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 14. Replacement Certificates.

Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 15. Form.

(a)    Global Series F Preferred Stock. Series F Preferred Stock may be issued in the form of one or more permanent global shares of Series F Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Series F Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Series F Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Series F Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 15(a) shall apply only to a Global Series F Preferred Stock deposited with or on behalf of the Depositary.

(b)    Delivery to Depositary. If Global Series F Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Series F Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the

Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)    Agent Members. If Global Series F Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Series F Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Series F Preferred Stock and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Series F Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Series F Preferred Stock. If Global Series F Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series F Preferred Stock, this Certificate of Designation or the Certificate of Incorporation.

(d)    Physical Certificates. Owners of beneficial interests in any Global Series F Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Series F Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Series F Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Series F Preferred Stock shall be exchanged in whole for definitive shares of Series F Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Series F Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(e)    Signature. An Officer shall sign any Global Series F Preferred Stock for the Company in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Series F Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Series F Preferred Stock, the Global Series F Preferred Stock shall be valid nevertheless. A Global Series F Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Series F Preferred Stock. Each Global Series F Preferred Stock shall be dated the date of its countersignature.

Section 16. Taxes.

(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series F Preferred Stock or shares of Common Stock or other securities issued on account of Series F Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series F Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series F Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Series F Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 17. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 480 Washington Boulevard, 29th Floor, Jersey City, New Jersey 07310 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit A

FORM OF
8.50% NON-CUMULATIVE PREFERRED STOCK, SERIES F

FACE OF SECURITY

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series F Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated:

THE BANK OF NEW YORK MELLON, as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Series F Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The shares of Series F Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Company shall furnish without charge to each holder who so requests the powers, designation, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications. limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series F Preferred Stock evidenced hereby to:

(Insert assignees social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of Series F Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:
Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Exhibit IV
Series R Participating Cumulative Preferred Stock

Section 1. Designation and Number of Shares.

The shares of such series shall be designated as “Series R Participating Cumulative Preferred Stock” (the “Series R Preferred Stock”), and the number of shares constituting such series shall be 28,000. Such number of shares of the Series R Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon exercise or conversion of outstanding rights, options or other securities issued by the Corporation.

Section 2. Dividends and Distributions.

(a)     Subject to the prior and superior rights of the holders of any shares of any class or series of stock of the Corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series R Preferred Stock in respect thereof, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, regular quarterly dividends payable on such dates each year as designated by the Board of Directors (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of any share or fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 and (ii) the Multiplier Number times the aggregate per share amount of all cash dividends or other distributions and the Multiplier Number times the aggregate per share amount of all non-cash dividends or other distributions (other than (A) a dividend payable in shares of Common Stock, par value $0.01 per share, of the Corporation (the “Common Stock”) or (B) a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise)), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series R Preferred Stock. As used herein, the “Multiplier Number” shall be 1,000,000; provided that if, at any time after June 9, 2009, there shall be any change in the Common Stock, whether by reason of stock dividends, stock splits, reverse stock splits, recapitalization, mergers, consolidations, combinations or exchanges of securities, split-ups, split-offs, spin-offs, liquidations or other similar changes in capitalization, or any distribution or issuance of shares of its capital stock in a merger, share exchange, reclassification, or change of the outstanding shares of Common Stock, then in each such event the Board of Directors shall adjust the Multiplier Number to the extent appropriate such that following such adjustment each share of Series R Preferred Stock shall be in the same economic position as prior to such event.

(b)     The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 2(a) immediately after it declares a dividend or distribution on the Common Stock (other than as described in Sections 2(a)(ii)(A) and 2(a)(ii)(B)); provided that if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date (or, with respect to the first Quarterly Dividend Payment Date, the period between the first issuance of any share or fraction of a share of Series R Preferred Stock and such first Quarterly Dividend Payment Date), a dividend of $1.00 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)     Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from the Quarterly Dividend Payment Date immediately preceding the date of issuance of such shares of Series R Preferred Stock, unless the date of issuance of such shares is on or before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issue of such shares, or unless the date of issue is a date after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend and on or before such Quarterly Dividend Payment Date, in which case dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. In addition to any other voting rights required by law, the holders of shares of Series R Preferred Stock shall have the following voting rights:

(a) Each share of Series R Preferred Stock shall entitle the holder thereof to a number of votes equal to the Multiplier Number on all matters submitted to a vote of stockholders of the Corporation.

(b) Except as otherwise provided herein or by law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

(c)  (i)  If at any time dividends on any Series R Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series R Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Series R Preferred Stock and any other series of Preferred Stock then entitled as a class to elect directors, voting together as a single class, irrespective of series, shall have the right to elect two Directors.

(ii)     During any default period, such voting right of the holders of Series R Preferred Stock may be exercised initially at a special meeting called pursuant to Section 3(c)(iii) hereof or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders; provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of 10% in number of shares of Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of holders of Common Stock shall not affect the exercise by holders of Preferred Stock of such voting right. At any meeting at which holders of Preferred Stock shall initially exercise such voting right, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series R Preferred Stock.

(iii) Unless the holders of Preferred Stock shall have previously exercised their right to elect Directors during an existing default period, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of holders of Preferred Stock, which meeting shall thereupon be called by the Chief Executive Officer, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Section 3(c)(iii) shall be given to each holder of record of Preferred Stock by mailing such notice to him at the address of such holder shown on the registry books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than 10% of the total number of shares of Preferred Stock outstanding, irrespective of series. Notwithstanding the provisions of this Section 3(c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Section 3(c)(ii) hereof) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this Section 3(c) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v) Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of Directors shall be such number as may be provided for in the certificate of incorporation or bylaws irrespective of any increase made pursuant to the provisions of Section 3(c)(ii) (such number being subject, however, to change thereafter in any manner provided by law or in the certificate of incorporation or bylaws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

(d)     The certificate of incorporation of the Corporation shall not be amended in any manner (whether by merger or otherwise) so as to adversely affect the powers, preferences or special rights of the Series R Preferred Stock without the affirmative vote of the holders of a majority of the outstanding shares of Series R Preferred Stock, voting separately as a class.

(e)     Except as otherwise expressly provided herein, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of Series R Preferred Stock shall have been paid in full, the Corporation shall not:

(i)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock;

(ii)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such other parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)     redeem, purchase or otherwise acquire for value any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock; provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding-up) to the Series R Preferred Stock; or

(iv)     redeem, purchase or otherwise acquire for value any shares of Series R Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series R Preferred Stock and all such other parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)     The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for value any shares of stock of the Corporation unless the Corporation could, under paragraph 4(a), purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock without designation as to series and may be reissued as part of a new series of Preferred Stock to be created by the Board of Directors as permitted by the certificate of incorporation of the Corporation or as otherwise permitted under Delaware law.

Section 6. Liquidation, Dissolution and Winding-up.

Upon any liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided that the holders of shares of Series R Preferred Stock shall be entitled to receive an aggregate amount per share equal to (x) the Multiplier Number times

(y) the aggregate amount to be distributed per share to holders of Common Stock, or (b) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

Section 7. Consolidation, Merger, etc.

If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, then in any such case the shares of Series R Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to (x) the Multiplier Number times (y) the aggregate amount of stock, securities, cash or any other property. as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 8. No Redemption.

The Series R Preferred Stock shall not be redeemable.

Section 9. Rank.

The Series R Preferred Stock shall rank junior to all other series of the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding-up, unless the terms of such series shall specifically provide otherwise, and shall rank senior to the Common Stock as to such matters.

Section 10. Fractional Shares.

Series R Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series R Preferred Stock.

Exhibit V

6.5% Non-Cumulative Convertible Preferred Stock, Series T

Section 1. Designation.

The designation of the series of preferred stock shall be “6.5% Non-Cumulative Convertible Preferred Stock, Series T” (the “Convertible Preferred Stock”). Each share of Convertible Preferred Stock shall be identical in all respects to every other share of Convertible Preferred Stock. Convertible Preferred Stock will rank equally with Parity Stock, if any, will rank senior to Junior Stock and will rank junior to Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Section 2. Number of Shares.

The number of authorized shares of Convertible Preferred Stock shall be 66,700. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Convertible Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Convertible Preferred Stock.

Section 3. Definitions. As used herein with respect to Convertible Preferred Stock:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 23(c).

“Base Price” has the meaning set forth in Section 10(a).

“Board of Directors” has the meaning set forth in the recitals in the Certificate of Designation of 6.5% Non-Cumulative Convertible Preferred Stock, Series T of Citigroup Inc. filed on January 22, 2008.

“Business Day” means any weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized investment banking firm (unaffiliated with the Company) retained by the Company for this purpose.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Constituent Person” has the meaning set forth in Section 13(a).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Convertible Preferred Stock, and its successors and assigns.

“Conversion at the Option of the Company Date” has the meaning set forth in Section 11(c).

“Conversion Date” has the meaning set forth in Section 8(e).

“Conversion Price” at any time means, for each share of Convertible Preferred Stock, a dollar amount equal to $50,000 divided by the Conversion Rate (initially approximately $33.73).

“Conversion Rate” means for each share of Convertible Preferred Stock, 1,482.3503 shares of Common Stock, subject to adjustment as set forth herein.

“Convertible Preferred Stock” shall have the meaning set forth in Section 1.

“Current Market Price” per share of Common Stock on any day means the average of the VWAP per share of Common Stock on each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 12.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a).

“Dividend Period” shall have the meaning set forth in Section 4(a).

“Dividend Record Date” shall have the meaning set forth in Section 4(a).

“Dividend Threshold Amount” shall have the meaning set forth in Section 12(a)(iv).

“DTC” means The Depository Trust Company.

“Ex-date” when used with respect to any issuance or distribution, means the first date on which the shares of Common Stock or other securities trade without the right to receive an issuance or distribution.

“Exchange Property” has the meaning set forth in Section 13(a).

“Expiration Time” has the meaning set forth in Section 12(a)(v).

“Fundamental Change” has the meaning set forth in Section 10(a).

“Global Preferred Stock” has the meaning set forth in Section 23(a).

“Holder” means the Person in whose name the shares of the Convertible Preferred Stock are registered, which may be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Convertible Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Convertible Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(i)     a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Company representing more than 50% of the voting power of the outstanding Common Stock; or

(ii)     consummation of any consolidation or merger of the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s subsidiaries, in each case pursuant to which the Common Stock will be converted into cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction;

provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or depositary receipts in respect of common stock that are traded on a U.S. national securities exchange or securities exchange in the European Economic Area or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.

“Make-Whole Acquisition Conversion” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Effective Date” has the meaning set forth in Section 9(a).

“Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common Stock. If such consideration consists of any property other than cash, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but including, the Make-Whole Acquisition Effective Date.

“Make-Whole Shares” has the meaning set forth in Section 9(b).

“Market Disruption Event” means any of the following events that has occurred:

(i)    any suspension of, or limitation imposed on, trading by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the Trading Day (a “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange, or otherwise relating to Common Stock or in futures or options contracts relating to the Common Stock on the Relevant Exchange;

(ii)    any event (other than an event described in clause (iii)) that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, futures or options contracts relating to the Common Stock on the Relevant Exchange; or

(iii)    the failure to open of the Relevant Exchange on which futures or options contracts relating to the Common Stock, are traded or the closure of such exchange prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such day, and the submission deadline for orders to be entered into such exchange for execution at the actual closing time on such day.

“Nonpayment” shall have the meaning set forth in Section 14(b)(i).

“Notice of Conversion at the Option of the Company” has the meaning set forth in Section 11(c).

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed (i) by the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer and Head of Corporate Finance, any Assistant Treasurer, the General Counsel and Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.

“Parity Stock” means any class or series of stock of the Company hereafter authorized that ranks equally with the Convertible Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Purchased Shares” has the meaning set forth in Section 12(a)(v).

“Record Date” has the meaning set forth in Section 12(d).

“Reference Price” means the price paid per share of Common Stock in a Fundamental Change. If the holders of shares of Common Stock receive only cash in the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise the Reference Price shall be the average of the Closing Price per share of Common Stock on each of the 10 Trading Days up to, but not including, the effective date of the Fundamental Change.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Convertible Preferred Stock, and its successors and assigns.

“Relevant Exchange” has the meaning set forth above in the definition of Market Disruption Event.

“Reorganization Event” has the meaning set forth in Section 13(a).

“Senior Stock” means any class or series of stock of the Company ‘now existing or hereafter authorized which has preference or priority over the Convertible Preferred Stock as to the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Common Stock or a Closing Price, a Business Day on which the Relevant Exchange (as defined in the definition of Market Disruption Event) is scheduled to be open for business and on which there has not occurred or does not exist a Market Disruption Event.

“Transfer Agent” means The Bank of New York Mellon acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Convertible Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

“VWAP” per share of the Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg page C UN <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on the relevant Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Days determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Company) retained for this purpose by the Company).

Section 4. Dividends.

(a)    Rate. Holders shall be entitled to receive, if, as and when declared by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $50,000 per share of Convertible Preferred Stock, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, unless that day falls in the next calendar year, in which case payment of such dividend will occur on the immediately preceding Business Day (in either case, without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Convertible Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Convertible Preferred Stock will accrue on the liquidation preference of $50,000 per share at a rate per annum equal to 6.5%. The record date for payment of dividends on the Convertible Preferred Stock will be the fifteenth day of the calendar month immediately preceding the month during which the Dividend Payment Date falls or such other record date fixed by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b)    Non-Cumulative Dividends. If the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof does not declare a dividend on the Convertible Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time whether or not dividends on the Convertible Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent Dividend Period with respect to Convertible Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Company. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)    Priority of Dividends. So long as any share of Convertible Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Convertible Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)    purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)    purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii)    as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)    the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)    the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)    the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The foregoing restriction, however, will not apply to any Junior Stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Except as provided below, for so long as any share of Convertible Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Convertible Preferred Stock and any Parity Stock, all dividends declared upon shares of Convertible Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Convertible Preferred Stock and accrued dividends for the then-current Dividend Period per share of any Parity Stock (including, in the case of any such Parity Stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may be declared and paid on any Junior Stock and Parity Stock from time to time out of any assets legally available for such payment, and Holders will not be entitled to participate in those dividends.

(e)    Conversion Following A Record Date. If a Conversion Date for any shares of Convertible Preferred Stock is prior to the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, the Holder of such shares will not be entitled to any such dividend. If the Conversion Date for any shares of Convertible Preferred Stock is after the close of business on a Dividend Record Date for any declared dividend for the then-current Dividend Period, but prior to the corresponding Dividend Payment Date, the Holder of such shares shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the Dividend Payment Date. However, such shares, upon surrender for conversion, must be accompanied by funds equal to the dividend on such shares; provided that no such payment need be made (i) if the Company has issued a notice of redemption of the Convertible Preferred Stock, (ii) if the Company has issued a notice of conversion at its option of the Convertible Preferred Stock, or (iii) if a conversion is made in connection with a Make-Whole Acquisition or Fundamental Change, in each case in accordance with the terms hereof.

Section 5. Liquidation Rights.

(a)    Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Convertible Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $50,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)    Partial Payment. If the assets of the Company are not sufficient to pay in full the liquidation preference plus any dividends which have been declared but not yet paid to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)    Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, the holders of Junior Stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)    Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a)    Optional Redemption. The Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, in whole or in part, the shares of Convertible Preferred Stock at the time outstanding, on any Dividend Payment Date as to which the Company has declared a dividend in full on the Convertible Preferred Stock on or after the Dividend Payment Date on February 15, 2015, upon notice given as provided in Section 6(b) below, and at a redemption price equal to $50,000 per share.

Notwithstanding the foregoing, the Company, at the option of its Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, may redeem out of funds legally available therefor, at any time, in whole but not in part, the shares of Convertible Preferred Stock at the time outstanding if the aggregate liquidation preference of such shares is equal to 5% or less of the aggregate liquidation preference of the shares of Convertible Preferred Stock originally issued by the Company, upon notice as provided in Section 6(b) below, and at a redemption price equal to $50,000 per share, plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of redemption.

(b)    Notice of Redemption. Notice of every redemption of shares of Convertible Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Convertible Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Convertible Preferred Stock. Each notice shall state:

(i)    the redemption date;

(ii)    the number of shares of Convertible Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)    the redemption price;

(iv)    the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and

(v)    that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the Convertible Preferred Stock is held in book-entry form through DTC, the Company may give such notice in any manner permitted by DTC.

(c)    Partial Redemption. In case of any redemption of only part of the shares of Convertible Preferred Stock at the time outstanding, the shares of Convertible Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Convertible Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Convertible Preferred Stock shall be redeemed from time to time.

(d)    Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, in trust for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

(e)    Conversion Prior to Redemption. If the Convertible Preferred Stock has been called for redemption, a holder will be entitled to convert the Convertible Preferred Stock from the date of notice of the redemption until the close of business on the second Business Day immediately preceding the date of redemption.

Section 7. Right of the Holders to Convert.

Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Convertible Preferred Stock at any time into shares of Common Stock at the Conversion Rate per share of Convertible Preferred Stock (subject to the conversion procedures of Section 8), plus cash in lieu of fractional shares.

Section 8. Conversion Procedures.

(a)    Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared on any such converted shares of Convertible Preferred Stock and such shares of Convertible Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to the terms hereof.

(b)    Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 12, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Convertible Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Convertible Preferred Stock.

(c)    Reacquired Shares. Shares of Convertible Preferred Stock duly converted in accordance with this Certificate of Designation, or otherwise reacquired by the Company, will resume the status of authorized and unissued preferred stock, undesignated as to series and available for future issuance. The Company may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Convertible Preferred Stock.

(d)    Record Holder as of Conversion Date. The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Convertible Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Convertible Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Company or, in the case of global certificates, through book-entry transfer through the Depositary.

(e)    Conversion Procedure. On the date of any conversion, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(i)    complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(ii)    surrender the shares of Convertible Preferred Stock to the Conversion Agent;

(iii)    if required, furnish appropriate endorsements and transfer documents;

(iv)    if required, pay any stock transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 24; and

(v)    if required, pay funds equal to any declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

If a Holder’s interest is a beneficial interest in a global certificate representing Convertible Preferred Stock, in order to convert a Holder must comply with clauses (iii) through (v) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.” The Conversion Agent shall, on a Holder’s behalf, convert the Convertible Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in clause (i) above.

Section 9. Conversion Upon Make-Whole Acquisition.

(a)    Make-Whole Acquisition Conversion. In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Convertible Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock in the form of Make-Whole Shares as set forth in clause (b) below.

(b)    Number of Make-Whole Shares. The number of “Make-Whole Shares” shall be determined for the Convertible Preferred Stock by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

	Stock Price
Effective Date	$26.35	$29.00	$31.50	$34.00	$36.50	$39.00	$41.50	$45.00	$50.00	$55.00	$60.00	$70.00	$80.00
January 17, 2008	415.0586	336.6450	280.8732	237.7517	203.8817	176.8906	155.0925	131.0448	105.8382	87.7535	74.3142	55.9120	44.0147
February 15, 2009	415.0586	335.6342	277.8014	233.2029	198.3240	170.6875	148.5209	124.2930	99.2609	81.6261	68.7560	51.5750	40.7288
February 15, 2010	407.7693	323.3739	263.5573	217.7120	182.0825	154.1127	131.9261	108.0402	83.9517	67.5097	55.8939	41.0257	32.1297
February 15, 2011	395.7941	307.9461	245.7090	198.1091	161.3901	132.8521	110.5226	86.9818	64.1080	49.3099	39.4578	27.8596	21.5687
February 15, 2012	381.2183	289.4432	223.9699	173.5976	134.6697	104.5878	61.4242	57.8404	36.6760	24.6960	17.9378	11.5860	9.0663
February 15, 2013	357.8192	261.7929	193.6996	140.8052	98.3019	63.0255	33.5871	4.8144	0.0000	0.0000	0.0000	0.0000	0.0000
February 15, 2014	332.5456	231.2139	162.2294	112.0320	74.8500	46.3888	24.1098	3.2856	0.0000	0.0000	0.0000	0.0000	0.0000
February 15, 2015	305.5166	179.3119	85.2333	2.7684	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0 0000	0.0000

(i)    The exact Make-Whole Acquisition Stock Prices and Make-Whole Acquisition Effective Dates may not be set forth on the table, in which case:

(A)    if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(B)    if the Make-Whole Acquisition Stock Price is in excess of $80.00 per share (subject to adjustment pursuant to Section 12), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock; and

(C)    if the Make-Whole Acquisition Stock Price is less than $26.35 per share (subject to adjustment pursuant to Section 12), no Make-Whole Shares will be issued upon conversion of the Convertible Preferred Stock.

(ii)    The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 12 and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices will equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 12.

(c)    Initial Make-Whole Acquisition Notice. On or before the twentieth day prior to the date on which the Company anticipates consummating the Make-Whole Acquisition (or, if later, promptly after the Company discovers that the Make-Whole Acquisition will occur), a written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:

(i)    the date on which the Make-Whole Acquisition is anticipated to be effected, and whether such Make-Whole Acquisition is anticipated to be a Fundamental Change; and

(ii)    the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition Conversion option must be exercised.

(d)    Second Make-Whole Acquisition Notice. On the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Company, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Company. Such notice shall contain:

(i)    the date that shall be 30 days after the Make-Whole Acquisition Effective Date;

(ii)    the number of Make-Whole Shares and, if such Make-Whole Acquisition is a Fundamental Change, the Base Price;

(iii)    the amount of cash, securities and other consideration payable per share of Common Stock and Convertible Preferred Stock; and

(iv)    the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition, including pursuant to Section 10, if applicable.

(e)    Make-Whole Acquisition Conversion Procedure. To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time, on or before the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under clause (d) above, comply with the procedures set forth in Section 8(e) and indicate that it is exercising its Make-Whole Acquisition Conversion option.

(f)    Unconverted Shares Remain Outstanding. If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 9, the shares of Convertible Preferred Stock or successor security held by it will remain outstanding (subject to such Holder electing to exercise its Fundamental Change conversion option, if any, in accordance with Section 10).

(g)    Delivery Following Make-Whole Acquisition Conversion. Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder in the written notice provided to the Company or its successor as set forth in Section 8(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.

(h)    Partial Make-Whole Acquisition Conversion. In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Convertible Preferred Stock or a successor security representing less than all the shares of Convertible Preferred Stock or a successor security held by a Holder, upon such Make-Whole Acquisition Conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company or its successors, a certificate evidencing the shares of Convertible Preferred Stock or such successor security held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

Section 10. Conversion Upon Fundamental Change.

(a)    Fundamental Change Conversion. If the Reference Price in connection with a Make-Whole Acquisition is less than the Conversion Price (a “Fundamental Change”), a Holder may convert each share of Convertible Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted Conversion Price equal to the greater of (1) the Reference Price and (2) $18.45, subject to adjustment as described in clause (b) below (the “Base Price”).

(b)    Base Price Adjustment. The Base Price shall be adjusted as of any date the Conversion Rate of the Convertible Preferred Stock is adjusted pursuant to Section 12. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Base Price adjustment and the denominator of which is the Conversion Rate as so adjusted.

(c)    Cash Alternative. In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Company may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(d)    Fundamental Change Conversion Procedure. To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time, on or before the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under Section 9(d) above, comply with the procedures set forth in Section 8(e) and indicate that it is exercising its Fundamental Change conversion option.

(f)    Unconverted Shares Remain Outstanding. If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 10, the shares of Convertible Preferred Stock or successor security held by it will remain outstanding (subject to such Holder electing to exercise its Make-Whole Acquisition Conversion option, if any, in accordance with Section 9).

(g)    Delivery Following Fundamental Change Conversion. Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder in the written notice provided to the Company or its successor as set forth in Section 8(d) above, deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted Conversion Price following the Fundamental Change.

(h)    Partial Fundamental Change Conversion. In the event that a conversion upon a Fundamental Change is effected with respect to shares of Convertible Preferred Stock or a successor security representing less than all the shares of Convertible Preferred Stock or a successor security held by a Holder, upon such conversion the Company or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to such Holder, at the expense of the Company, a certificate evidencing the shares of Convertible Preferred Stock or such successor security held by the Holder as to which a conversion upon a Fundamental Change was not effected.

Section 11. Conversion at the Option of the Company.

(a)    Company Conversion Right. On or after February 15, 2013, the Company shall have the right, at its option, at any time or from time to time to cause some or all of the Convertible Preferred Stock to be converted into shares of Common Stock at the then-applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days ending on the Trading Day preceding the date the Company delivers a Notice of Conversion at the Option of the Company, the Closing Price of the Common Stock exceeds 130% of the then-applicable Conversion Price of the Convertible Preferred Stock.

(b)    Partial Conversion. If the Company elects to cause less than all the shares of the Convertible Preferred Stock to be converted under clause (a) above, the Conversion Agent shall select the Convertible Preferred Stock to be converted on a pro rata basis, by lot or in such other manner as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof determines to be fair and equitable. If the Conversion Agent selects a portion of a Holder’s Convertible Preferred Stock for partial conversion at the option of the Company and such Holder converts a portion of its shares of Convertible Preferred Stock, the converted portion will be deemed to be from the portion selected for conversion at the option of the Company under this Section 11.

(c)    Conversion Procedure. In order to exercise the conversion right described in this Section 11, the Company shall provide notice of such conversion to each Holder (such notice, a “Notice of Conversion at the Option of the Company”) The Conversion Date shall be a date selected by the Company (the “Conversion at the Option of the Company Date”) and shall be no more than 20 days after the date on which the Company provides such Notice of Conversion at the Option of the Company. In addition to any information required by applicable law or regulation, the Notice of Conversion at the Option of the Company shall state, as appropriate:

(i)    the Conversion at the Option of the Company Date;

(ii)    the number of shares of Common Stock to be issued upon conversion of each share of Convertible Preferred Stock and, if fewer than all the shares of a Holder are to be converted, the number of such shares to be converted; and

(iii)    the number of shares of Convertible Preferred Stock to be converted.

Section 12. Anti-Dilution Adjustments.

(a)     Adjustments. The Conversion Rate will be subject to adjustment, without duplication under the following circumstances:

(i)     the issuance of Common Stock as a dividend or distribution to all holders of Common Stock, or a subdivision or combination of Common Stock, in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such event
OS1	=	the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such event

Notwithstanding the foregoing, no adjustment will be made for the issuance of Common Stock as a dividend or distribution to all holders of Common Stock that is made in lieu of a quarterly or annual cash dividend or distribution to such holders, to the extent such dividend or distribution does not exceed the applicable Dividend Threshold Amount. The amount of any such dividend or distribution will equal the number of such shares being issued multiplied by the average of the VWAP of the Common Stock over each of the five consecutive Trading Days prior to the Ex-date for such dividend or distribution.

(ii)     the issuance to all holders of Common Stock of certain rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event each Conversion Rate will be adjusted based on the following formula:

CR1 =CRox(OSo+X)/(OSo+Y)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
OS0	=	the number of shares of Common Stock outstanding at the close of business on the Record Date
X	=	the total number of shares of Common Stock issuable pursuant to such rights (or upon conversion of such securities)
Y	=	the aggregate price payable to exercise such rights (or the conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Common Stock over each of the ten consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights.

However, the Conversion Rate will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration.

(iii) the dividend or other distribution to all holders of Common Stock of shares of capital stock of the Company (other than common stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (i) or (ii) above or (iv) or (v) below) in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0-FMV)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
FMV	=	the fair market value (as determined by the Board of Directors) on the Record Date of the shares of capital stock of the Company, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of the Company of, or similar equity interests in, a subsidiary or other business unit of ours, (i.e., a spin-off) that are, or, when issued, will be, traded on a U.S. securities exchange or quoted on the Nasdaq Capital Market, then the Conversion Rate will instead be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0)/MP0

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
FMV0	=	the average of the VWAP of the capital stock of the Company or similar equity interests distributed to holders of Common Stock applicable to one share of Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Common Stock is then listed or quoted
MP0	=	the average of the VWAP of the Common Stock over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the NYSE or such other national or regional exchange or market on which Common Stock is then listed or quoted

(iv)    the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (a) any cash dividend on Common Stock to the extent that the aggregate cash dividend per share of Common Stock does not exceed (i) $0.32 in any fiscal quarter in the case of a quarterly dividend or (ii) $1.28 in the prior twelve months in the case of an annual dividend (each such number, the “Dividend Threshold Amount”), (b) any cash that is distributed as part of a distribution referred to in clause (iii) above, and (c) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries referred to in clause (v) below, in which event, the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x SP0/ (SP0 -C)

where,

CR0	=	the Conversion Rate in effect at the close of business on the Record Date
CR1	=	the Conversion Rate in effect immediately after the Record Date
SP0	=	the Current Market Price as of the Record Date
C	=	the amount in cash per share the Company distributes to holders in the event of a regular quarterly or annual dividend, less the dividend threshold amount

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Rate pursuant to this clause (iv).

(v)    the Company or one or more of its subsidiaries make purchases of Common Stock pursuant to a tender offer or exchange offer by the Company or a subsidiary of the Company for Common Stock to the extent that the cash and value of any other consideration included in the payment per share of Common Stock validly tendered or exchanged exceeds the VWAP per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the Conversion Rate will be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0	=	the Conversion Rate in effect at the close of business on the expiration date
CR1	=	the Conversion Rate in effect immediately after the expiration date
FMV	=
the fair market value (as determined by the Board of Directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)

OS1	=	the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares
OS0	=	the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares
SP1	=	the average of the VWAP of the Common Stock over each of the ten consecutive Trading Days commencing with the Trading Day immediately after the expiration date.

(b)    Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made will be made upon (x) the end of each fiscal year of the Company, (y) the date of any notice of redemption of the Convertible Preferred Stock in accordance with the provisions hereof or any notice of a Make-Whole Acquisition and (z) any Conversion Date.

(c)    When No Adjustment Required.

(i)        Except as otherwise provided in this Section 12, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing or for the repurchase of Common Stock.

(ii)        No adjustment of the Conversion Rate need be made as a result of: (A) the issuance of the rights; (B) the distribution of separate certificates representing the rights; (C) the exercise or redemption of the rights in accordance with any rights agreement; or (D) the termination or invalidation of the rights, in each case, pursuant to the Company’s stockholder rights plan existing on the date of hereof, as amended, modified, or supplemented from time to time, or any newly adopted stockholder rights plans; provided, however, that to the extent that the Company has a stockholder rights plan in effect on a Conversion Date (including the Company’s rights plan, if any, existing on the date hereof), the Holder shall receive, in addition to the shares of Common Stock, the rights under such rights plan, unless, prior to any such Conversion Date, the rights have separated from the Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Company made a distribution to all holders of Common Stock of shares of capital stock of the Company or evidences of its indebtedness or its assets as described in Section 12.01(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of the rights.

(iii)    No adjustment to the Conversion Rate need be made:

(A) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;

(B)    upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries; or

(C)    upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Convertible Preferred Stock was first issued.

(iv)    No adjustment to the Conversion Rate need be made for a transaction referred to in Section 12.01 (a)(i), (ii), (iii), (iv) or (v) if Holders may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

(v)    No adjustment to the Conversion Rate need be made for a change in the par value or no par value of the Common Stock.

(vi)    No adjustment to the Conversion Rate will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Common Stock.

(vii)    Notwithstanding any other provision herein to the contrary, in the event of an adjustment pursuant to Section 12.01(a)(iv) or (v), in no event will the conversion rate following such adjustment exceed 1,897.4084, subject to adjustment pursuant to Section 12.01 (a)(i), (ii) or (iii).

(d)    Record Date. For purposes of this Section 12, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(e)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 12, any subsequent event requiring an adjustment under this Section 12 shall cause an adjustment to such Conversion Rate as so adjusted.

(f)    Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 12 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder.

(g)    Other Adjustments. The Company may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section, as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reason.

(h)    Notice of Adjustments. Whenever a Conversion Rate is adjusted as provided under Section 12, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Company makes an adjustment pursuant to Section 12(g):

(i)    compute the adjusted applicable Conversion Rate in accordance with Section 12 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth the applicable Conversion Rate, as the case may be, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)    provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(i)    Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to Section 12(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities or property, that may at the time be issued or delivered with respect to any Convertible Preferred Stock; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock pursuant to a conversion of

Convertible Preferred Stock or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 12.

(j)    Fractional Shares. No fractional shares of Common Stock will be issued to holders of the Convertible Preferred Stock upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of a share of Common Stock, calculated on an aggregate basis in respect of the shares of Convertible Preferred Stock being converted, multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date.

Section 13. Adjustment for Reorganization Events.

(a)    Reorganization Events. In the event of:

(1)    any consolidation or merger of the Company with or into another person (other than a merger or consolidation in which the Company is the continuing corporation and in which the shares of Common Stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities other property of the Company or another corporation);

(2)    any sale, transfer, lease or conveyance to another person of all or substantially all the property and assets of the Company; or

(3)    any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or any binding share exchange which reclassifies or changes its outstanding Common Stock; each of which is referred to as a “Reorganization Event,” each share of the Convertible Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the holders of the Convertible Preferred Stock, become convertible into the kind and amount of securities, cash and other property (the “Exchange Property”) receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distribution thereon which have a record date that is prior to the applicable Conversion Date) per share of Common Stock by a holder of Common Stock that is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Company and non-Affiliates; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 13(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the value on such Conversion Date of such securities, cash or other property received per share of Common Stock, as determined in accordance with this Section 13.

(b)    Exchange Property Election. In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the holders of the shares of Common Stock that affirmatively make an election (or of all such holders if none make an election). The amount of Exchange Property receivable upon conversion of any Convertible Preferred Stock in accordance with the terms hereof shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c)    Successive Reorganization Events. The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d)    Reorganization Event Notice. The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.

Section 14. Voting Rights.

(a)    General. The Holders shall not be entitled to vote on any matter except as set forth in Section 14(b) below or as required by Delaware law.

(b)    Special Voting Right.

(i)    Voting Right. If and whenever dividends on the Convertible Preferred Stock or any other class or series of preferred stock that ranks on parity with Convertible Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 14(b)(i) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not) (a “Nonpayment”), the number of directors constituting the Board of Directors shall be increased by two, and the Holders (together with holders of any class or series of the Company’s authorized preferred stock having equivalent voting rights), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the Holders and the holders of any such other class or series shall not be entitled to elect such directors to the extent such election would cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors, and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders and any other class or series of preferred stock that ranks on parity with the Convertible Preferred Stock as to payment of dividends and having equivalent voting rights is a “Preferred Stock Director.”

(ii)    Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any other class or series of stock of the Company that ranks on parity with Convertible Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 14(b)(i) above, the secretary of the Company may, and upon the written request of the Holders of at least 20% of the Convertible Preferred Stock or the holders of at least 20% of such other series (addressed to the secretary at the Company’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the Holders and any other class or series of preferred stock that ranks on parity with Convertible Preferred Stock as to payment of dividends and having equivalent voting rights and for which dividends have not been paid for the election of the two directors to be elected by them as provided in Section 14(b)(iii) below. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)    Notice of Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 14(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the stockholders of the Company unless they have been previously terminated or removed pursuant to Section 14(b)(iv). In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the Holders (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the stockholders.

(iv)    Termination; Removal. Whenever the Company has paid full dividends for at least four consecutive quarterly dividend periods following a Nonpayment on the Convertible Preferred Stock and any other class or series of non-cumulative preferred stock ranking on parity with Convertible Preferred Stock as to payment of dividends, if any, and has paid cumulative dividends in full on any class or series of cumulative preferred stock ranking on parity with the Convertible Preferred Stock as to payment of dividends (in each case, upon which equivalent voting rights to those set forth in Section 14(b)(iii) have been conferred and are exercisable), then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Stock Directors will immediately terminate, and the number of directors constituting the Board of Directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the Holders of a majority of the outstanding shares of the Convertible Preferred Stock (together with holders of any other class of the Company’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 14(b).

(c)    Senior Issuances; Adverse Changes. So long as any shares of Convertible Preferred Stock are outstanding, the vote or consent of the Holders of at least two-thirds of the shares of Convertible Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equally with the Convertible Preferred Stock and entitled to vote thereon, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)    any amendment, alteration or repeal of any provision of the Company’s Certificate of Incorporation (including the certificate of designation creating the Convertible Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences or special rights of the Convertible Preferred Stock so as to affect them adversely;

(ii)    any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Convertible Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding-up of the Company; or

(iii)    the consummation of a binding share exchange or reclassification involving the Convertible Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Convertible Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Convertible Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Convertible Preferred Stock prior to such merger or consolidation), and (ii) such Convertible Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Convertible Preferred Stock, taken as a whole;

provided, however, that any increase in the amount of the authorized or issued Convertible Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Convertible Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Convertible Preferred Stock and Holders will have no right to vote on such an increase, creation or issuance.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 14(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of preferred stock).

(d)    No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 14(b) or (c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Convertible Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 15. Preemption.

The Holders shall not have any rights of preemption.

Section 16. Rank.

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designation to the contrary, the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Junior Stock or Parity Stock.

Section 17. Repurchase.

Subject to the limitations imposed herein, the Company may purchase and sell Convertible Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or by such purchase would be rendered insolvent; provided, further, however, that in the event that the Company beneficially owns any Convertible Preferred Stock, the Company will procure that voting rights in respect of such Convertible Preferred Stock are not exercised.

Section 18. Unissued or Reacquired Shares.

Shares of Convertible Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 19. No Sinking Fund.

Shares of Convertible Preferred Stock are not subject to the operation of a sinking fund.

Section 20. Reservation of Common Stock.

(a)    Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock or shares acquired by the Company, solely for issuance upon the conversion of shares of Convertible Preferred Stock as provided in this Certificate of Designation, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Convertible Preferred Stock then outstanding, assuming that the Conversion Price equaled the Base Price. For purposes of this Section 20(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)    Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Convertible Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)    Free and Clear Delivery. All shares of Common Stock delivered upon conversion of the Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)    Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Convertible Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)    Listing. The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other national securities exchange or automated quotation system, the Company will, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all the Common Stock issuable upon conversion of the Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system require the Company to defer the listing of such Common Stock until the first conversion of Convertible Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 21. Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Convertible Preferred Stock shall be The Bank of New York Mellon. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 22. Replacement Certificates.

(a)    Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

(b)    Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the Convertible Preferred Stock on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the shares of Common Stock pursuant to the terms of the Convertible Preferred Stock formerly evidenced by the certificate.

Section 23. Form.

(a)    Global Preferred Stock. Convertible Preferred Stock may be issued in the form of one or more permanent global shares of Convertible Preferred Stock in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit A (each, a “Global Preferred Stock”), which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Preferred Stock may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 23(a) shall apply only to a Global Preferred Stock deposited with or on behalf of the Depositary.

(b)    Delivery to Depositary. If Global Preferred Stock is issued, the Company shall execute and the Registrar shall, in accordance with this Section, countersign and deliver initially one or more Global Preferred Stock that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)    Agent Members. If Global Preferred Stock is issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designation with respect to any Global Preferred Stock held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Stock, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock. If Global Preferred Stock is issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Convertible Preferred Stock, this Certificate of Designation or the Certificate of Incorporation.

(d)    Physical Certificates. Owners of beneficial interests in any Global Preferred Stock shall not be entitled to receive physical delivery of certificated shares of Convertible Preferred Stock, unless (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Stock and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the

Depositary within 90 days or (z) the Company decides to discontinue the use of book-entry transfer through the Depositary. In any such case, the Global Preferred Stock shall be exchanged in whole for definitive shares of Convertible Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such definitive shares of Convertible Preferred Stock shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(e)    Signature. An Officer shall sign any Global Preferred Stock for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Stock no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Stock, the Global Preferred Stock shall be valid nevertheless. A Global Preferred Stock shall not be valid until an authorized signatory of the Transfer Agent manually countersigns Global Preferred Stock. Each Global Preferred Stock shall be dated the date of its countersignature.

Section 24. Taxes.

(a)    Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Convertible Preferred Stock or shares of Common Stock or other securities issued on account of Convertible Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Convertible Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Convertible Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)    Withholding. All payments and distributions (or deemed distributions) on the shares of Convertible Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 25. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designation) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 101 Barclay Street, New York, NY 10286 (Attention: Corporate Trust Office), or other agent of the Company designated as permitted by this Certificate of Designation, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Exhibit A

FORM OF
6.5% NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES T

FACE OF SECURITY

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY PRIOR TO THE DATE THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH CITIGROUP INC. (THE “COMPANY”) OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF THIS SECURITY) (THE “RESALE RESTRICTION TERMINATION DATE”) ONLY (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS SHARES OF THE CONVERTIBLE PREFERRED STOCK ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, OR (D) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) PRIOR TO THE RESALE RESTRICTION TERMINATION DATE TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATIONS AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRANSFER AGENT. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[IF GLOBAL PREFERRED STOCK IS ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number	Number of Shares of Convertible Preferred Stock

CUSIP NO.:

CITIGROUP INC.

6.5% Non-Cumulative Convertible Preferred Stock, Series T
(par value $1.00 per share)
(liquidation preference $50,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [   ] (the “Holder”) is the registered owner of [      ](1) [      , or such number as is indicated in the records of the Registrar and the Depository,](2) fully paid and non-assessable shares of the Company’s designated 6.5% Non-Cumulative Convertible Preferred Stock, Series T, with a par value of $1.00 per share and a liquidation preference of $50,000 per share (the “Convertible Preferred Stock”). The shares of Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designation dated January 18, 2008 as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Convertible Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] this               day of                                 ,                      .

CITIGROUP INC.
By:
Name:
Title:

(1)    This phrase should be included only if the share certificate evidences certificated shares of Convertible Preferred Stock.
(2)    This phrase should be included only if the share certificate evidences Global Preferred Stock.

REGISTRAR’S COUNTERSIGNATURE

These are shares of Convertible Preferred Stock referred to in the within-mentioned Certificate of Designation.

Dated:

THE BANK OF NEW YORK MELLON, as Registrar
By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Convertible Preferred Stock shall be payable at the rate provided in the Certificate of Designation.

The shares of Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designation.

The shares of Convertible Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designation.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Convertible Preferred Stock evidenced hereby to:

________________________________________________________________

________________________________________________________________

(Insert assignee’s social security or taxpayer identification number, if any)
________________________________________________________________

________________________________________________________________

(Insert address and zip code of assignee) and irrevocably appoints:

________________________________________________________________

as agent to transfer the shares of Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:
Signature:

(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF INCREASE

OF

SERIES R CUMULATIVE PARTICIPATING PREFERRED STOCK

OF

CITIGROUP INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

CITIGROUP INC. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151(g) thereof, DOES HEREBY CERTIFY:

That pursuant to authority conferred upon the Preferred Stock Committee of the Board of Directors of the Company, the Preferred Stock Committee adopted on February 8, 2010 the following resolution relating to the number of authorized shares of Series R Cumulative Participating Preferred Stock of the Company:

RESOLVED, that the authorized number of shares of the Company’s Series R Cumulative Participating Preferred Stock is hereby increased from 28,000 shares to 31,000 shares, and that the appropriate officers of the Company be and hereby are authorized and directed in the name and on behalf of the Company to execute and file a Certificate of Increase with the Secretary of State of the State of Delaware increasing the number of shares constituting the Series R Cumulative Participating Preferred Stock to 31,000 shares and to take any and all other actions deemed necessary or appropriate to effectuate this resolution.

IN WITNESS WHEREOF, the Company has caused this Certificate of Increase to be executed by its duly authorized officer on this 8th day of February, 2010.

CITIGROUP INC.

By:	/s/ Martin A. Waters
	Name:	Martin A. Waters
	Title:	Assistant Treasurer

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE
OF INCORPORATION OF CITIGROUP INC.

The undersigned officer of Citigroup Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Citigroup Inc.

SECOND: Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this certificate of amendment to the restated certificate of incorporation of the Corporation, each ten shares of the Corporation’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of common stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of common stock shall be entitled to receive cash (without interest and subject to applicable withholding taxes) from the Corporation’s transfer agent in lieu of such fractional share interests automatically where shares are held in book-entry form and, where shares are held in certificated form, upon the submission of a properly completed and executed transmittal letter and the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of common stock (“Old Certificates”), shall thereafter represent that number of shares of common stock into which the shares of common stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

THIRD: At the Effective Time, Section (A) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation shall be hereby amended to read in its entirety as follows:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Billion Thirty Million (6,030,000,000). The total number of shares of Common Stock which the Corporation shall have authority to issue is Six Billion (6,000,000,000) shares of Common Stock having a par value of one cent ($.01) per share. The total number of shares of Preferred Stock which the Corporation shall have the authority to issue is Thirty Million (30,000,000) shares having a par value of one dollar ($1.00) per share.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The foregoing amendment shall be effective at 4:10 p.m. (Eastern Time), May 6th, 2011.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 6th day of May, 2011.

CITIGROUP INC.

By:	/s/ Michael S. Helfer
	Name:	Michael S. Helfer
	Title:	General Counsel and Corporate Secretary

CERTIFICATE OF DESIGNATIONS

OF

5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK,
SERIES A

OF

CITIGROUP INC.

pursuant to Section 151 of the
General Corporation Law of the State of Delaware

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.    Pursuant to the authority conferred upon a pricing committee (the “Pricing Committee”) by the Board of Directors, the Pricing Committee, by action duly taken on October 22, 2012, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A (the “Series A. Preferred Stock”) establishing the number of shares to be included in this Series A Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series A Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A” (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series A Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Pricing Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series A Preferred Stock.

Section 3. Definitions. As used herein with respect to Series A Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.

“Board of Directors” has the meaning set forth in the recitals above.

“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series A Preferred Stock, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company.

“Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.

“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series A Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series A Preferred Stock is outstanding.

“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

“Series A Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.

“Series A Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Series A Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three- month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on January 30, 2023, 0.31575%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.

“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series A Preferred Stock, and its successors and assigns.

“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a)     Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series A Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semi-annually in arrears on each July 30 and January 30, beginning July 30, 2013, from and including the date of issuance to, but excluding, January 30, 2023, and (ii) quarterly in arrears on each January 30, April 30, July 30, and October 30, beginning April 30, 2023 from and including January 30, 2023; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after January 30, 2023 that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day) (i) on or prior to January 30, 2023, without any interest or other payment in respect of such postponement, and (ii) after January 30, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series A Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series A Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.950%, for each Dividend Period from and including the date of issuance to, but excluding, January 30, 2023 and (ii) Three-month LIBOR plus 4.068%%, for each Dividend Period from and including January 30, 2023. The record date for payment of dividends on the Series A Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to January 30, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after January 30, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.

(b)     Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series A Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series A Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)     Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series A Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i)     purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)     purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii)     as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)     the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)     the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)     the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.

Except as provided below, for so long as any share of Series A Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends, all dividends declared upon shares of Series A Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of

Series A Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series A Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series A Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series A Preferred Stock at the time outstanding, on any Dividend Payment Date on or after January 30, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Each notice shall state:

(i)     the redemption date;

(ii)     the total number of shares of Series A Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)     the redemption price;

(iv)     the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v)     that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series A Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c)     Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series A Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a)     General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b)     Special Voting Right.

(i)     Voting Right. If and whenever dividends on the Series A Preferred Stock or any other class or series of preferred stock that ranks on parity with Series A Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii)     Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series A Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series A Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director’s election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series A Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series A Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series A Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series A Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv)     Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series A Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).

(c)     Senior Issuances; Adverse Changes. So long as any shares of Series A Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series A Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)     any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series A Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series A Preferred Stock so as to affect them adversely;

(ii)     any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company’s capital stock ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii)     the consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series A Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series A Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series A Preferred Stock prior to such merger or consolidation), and (ii) such Series A Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series A Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series A Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series A Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).

(d)     No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series A Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series A Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series A Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series A Preferred Stock Certificates. Series A Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series A Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series A Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b)Signature. Two Officers shall sign any Series A Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series A Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series A Preferred Stock Certificate, such Series A Preferred Stock Certificate shall be valid nevertheless. A Series A Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series A Preferred Stock Certificate. Each Series A Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a)     Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, in a name other than that in which the shares of Series A Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)     Withholding. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate

Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series A Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Accounting Officer this 26th day of October, 2012.

CITIGROUP INC.

By:	/s/Jeffrey R. Walsh
	Name:	Jeffrey R. Walsh
	Title:	Chief Accounting Officer

FORM OF
% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES A

Certificate Number	Number of Shares of Series A Preferred Stock

CUSIP NO.:

CITIGROUP INC.

% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated          % Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series A, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated October [  ], 2012 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this    day of       ,          .

CITIGROUP INC.

By:
Name:
Title:

By:
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE

These are shares of Series A Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar

By:
Name:
Title:

REVERSE OF CERTIFICATE

Dividends on each share of Series A Preferred Stock shall be payable at the rate provided in the Certificate of Designations.

The shares of Series A Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)
and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:
Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.90% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK,
SERIES B

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.    Pursuant to the authority conferred upon a pricing committee (the “Pricing Committee”) by the Board of Directors, the Pricing Committee, by action duly taken on December 6, 2012, adopted resolutions (i) authorizing the issuance and sale of up to 30,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.90% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series B (the “Series B Preferred Stock”) establishing the number of shares to be included in this Series B Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series B Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.90% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series B” (the “Series B Preferred Stock”). Each share of Series B Preferred Stock shall be identical in all respects to every other share of Series B Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series B Preferred Stock shall be 30,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Pricing Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series B Preferred Stock.

Section 3. Definitions. As used herein with respect to Series B Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series B Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series B Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series B Preferred Stock for the purpose of making payment and for all other purposes.
“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series B Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series B Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series B Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series B Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series B Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

"Series B Liquidation Preference" shall have the meaning set forth in Section 5(a) hereof.
“Series B Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series B Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on February 15, 2023, 0.3095%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series B Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a)     Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series B Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semi-annually in arrears on each August 15 and February 15, beginning August 15, 2013, from and including the date of issuance to, but excluding, February 15, 2023, and (ii) quarterly in arrears on each February 15, May 15, August 15, and November 15, beginning May 15, 2023 from and including February 15, 2023; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after February 15, 2023 that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day) (i) on or prior to February 15, 2023, without any interest or other payment in respect of such postponement, and (ii) after February 15, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series B Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series B Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.90%, for each Dividend Period from and including the date of issuance to, but excluding, February 15, 2023 and (ii) Three-month LIBOR plus 4.23%, for each Dividend Period from and including February 15, 2023. The record date for payment of dividends on the Series B Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to February 15, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after February 15, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b)     Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series B Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series B Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c)     Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i)     purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii)     purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii)     as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv)     the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v)     the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi)     the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series B Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series B Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series B Preferred Stock in the payment of dividends, all dividends declared upon shares of Series B Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series B Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series B Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b)     Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series B Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c)     Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a)     Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series B Preferred Stock at the time outstanding, on any Dividend Payment Date on or after February 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b)     Notice of Redemption. Notice of every redemption of shares of Series B Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series B Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Preferred Stock. Each notice shall state:

(i)     the redemption date;

(ii)     the total number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)     the redemption price;

(iv)     the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v)     that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series B Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c)     Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series B Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock shall be redeemed from time to time.

(d)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a)     General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b)     Special Voting Right.

(i)     Voting Right. If and whenever dividends on the Series B Preferred Stock or any other class or series of preferred stock that ranks on parity with Series B Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii)     Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series B Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series B Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii)     Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock

Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series B Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series B Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series B Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series B Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv)     Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series B Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c)     Senior Issuances; Adverse Changes. So long as any shares of Series B Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series B Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i)     any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series B Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series B Preferred Stock so as to affect them adversely;

(ii)     any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii)     the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series B Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series B Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series B Preferred Stock prior to such merger or consolidation), and (ii) such Series B Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series B Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series B Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series B Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d)     No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series B Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series B Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series B Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series B Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a)     Series B Preferred Stock Certificates. Series B Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series B Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series B Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b)     Signature. Two Officers shall sign any Series B Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series B Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series B Preferred Stock Certificate, such Series B Preferred Stock Certificate shall be valid nevertheless. A Series B Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series B Preferred Stock Certificate. Each Series B Preferred Stock Certificate shall be dated the date of its countersignature.
Section 15. Taxes.

(a)     Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, in a name other than that in which the shares of Series B Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b)     Withholding. All payments and distributions (or deemed distributions) on the shares of Series B Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series B Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Financial Officer this 12th day of December, 2012.

CITIGROUP INC.

By: /s/ John C. Gerspach
Name: John C. Gerspach
Title: Chief Financial Officer

FORM OF
5.90% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES B

Certificate Number_______            Number of Shares of Series A Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series B
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated     % Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series B, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series B Preferred Stock”). The shares of Series B Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series B Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated December [ ], 2012 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series B Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series B Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.
By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series B Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series B Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series B Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series B Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CITIGROUP FUNDING INC.
(a Delaware corporation)

WITH AND INTO

CITIGROUP INC.
(a Delaware corporation)

(Pursuant to Section 253 of the
Delaware General Corporation Law)

Citigroup Inc., a Delaware corporation (“Citigroup”), does hereby certify:

FIRST:     Citigroup owns all of the outstanding shares of capital stock of Citigroup Funding Inc., a Delaware corporation (“CFI”).

SECOND:     The Board of Directors of Citigroup adopted certain resolutions at a meeting of the Board of Directors held on June 18, 2012, including the following duly adopted resolutions in which the Board of Directors determined to merge CFI with and into Citigroup pursuant to Section 253 of the General Corporation Law of the State of Delaware:

RESOLVED, that, based upon all of the factors discussed at this meeting and the information provided to the members of the Board of Directors (the “Board”) of Citigroup Inc. (“Citigroup”), the Board hereby determines that it is advisable and in the best interest of Citigroup and its shareholders to merge Citigroup Funding Inc. (“CFI”), a Delaware corporation and a wholly-owned subsidiary of Citigroup, with and into Citigroup (the “Merger”); and be it

FURTHER RESOLVED, (a) that, effective upon the filing of a Certificate of Ownership and Merger with the Office of the Secretary of State of the State of Delaware or at such time as such Certificate of Ownership and Merger shall specify, CFI shall merge with and into Citigroup, and Citigroup shall be the surviving corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), (b) that, by virtue of the Merger, each issued and outstanding share of common stock of CFI shall be cancelled, no consideration shall be delivered in exchange therefor and the separate existence of CFI shall cease, (c) that simultaneously with the Merger, Citigroup shall assume all of the rights and obligations of CFI existing immediately prior to the Merger, including, but not limited to, the obligation to pay the principal of and interest and premium, if any, on all of CFI’s outstanding notes, bonds and commercial paper, and the obligation to pay amounts due on CFI’s other outstanding funding obligations, instruments or securities, including, but not limited to, its index warrants, (d) that Citigroup shall be, and hereby is, authorized to enter into any and all contracts, instruments, indentures, agreements and other documents and any supplements or amendments thereto as deemed appropriate, advisable or necessary by an Authorized Officer in connection with the Merger and the assumption of the rights and obligations described in the preceding clause (c), (e) that the Certificate of Incorporation and By-Laws of Citigroup as in effect immediately prior to the effectiveness of the Merger shall be the Certificate of Incorporation and By-Laws of such surviving corporation and shall continue in full force and effect until amended and changed in the manner prescribed by the provisions of the DGCL, and (f) that the officers and directors of Citigroup immediately prior to the Merger shall be the officers and directors of such surviving corporation; and be it

FURTHER RESOLVED, that the Chief Executive Officer, the President, any Vice Chairman, the Chief Financial Officer, the General Counsel, the Corporate Secretary, the Chief Accounting Officer, the Treasurer, the Deputy Treasurer or any officer with the authority of a Vice President of Citigroup (each, and “Authorized Officer”) be, and each of them hereby is, authorized and directed to execute, in the name and on behalf of Citigroup, a Certificate of Ownership and Merger with respect to the Merger setting forth, among other things, a copy of the resolutions of the Board authorizing the Merger and the date of their adoption, and to cause such documents to be filed in the Office of the Secretary of State of the State of Delaware in accordance with Sections 103 and 253 of the DGCL.
THIRD:     That this Certificate of Ownership and Merger (and the Merger referenced herein) shall be effective at 11:58 p.m. (local time in Wilmington, Delaware) on December 31, 2012.

[Signature page follows]

IN WITNESS WHEREOF, Citigroup Inc. has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on the date set forth below.

CITIGROUP INC.

By: /s/ Joseph Bonocore
Name: Joseph Bonocore
    Title: Deputy Treasurer

    Dated: December 12, 2012

CERTIFICATE OF DESIGNATIONS

OF

5.80% NONCUMULATIVE PREFERRED STOCK SERIES C

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a pricing committee (the “Pricing Committee”) by the Board of Directors, the Pricing Committee, by action duly taken on March 19, 2013, adopted resolutions (i) authorizing the issuance and sale of up to 23,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.80% Noncumulative Preferred Stock, Series C (the “Series C Preferred Stock”) establishing the number of shares to be included in this Series C Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series C Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.80% Noncumulative Preferred Stock, Series C” (the “Series C Preferred Stock”). Each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock. Series C Preferred
Stock will rank equally with Parity Stock, will rank senior to Junior Stock and will rank junior to

Senior Stock, if any, with respect to the payment of dividends and/or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of affairs of the
Company.

Section 2. Number of Shares.

The number of authorized shares of Series C Preferred Stock shall be 23,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Pricing Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series C Preferred Stock.

Section 3. Definitions. As used herein with respect to Series C Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series C Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series C Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series C Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series C Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series C Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series C Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series C Preferred Stock is outstanding.
"Series C Liquidation Preference" shall have the meaning set forth in Section 5(a) hereof.
“Series C Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series C Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series C Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series C Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) quarterly in arrears on each April 22, July 22, October 22 and January 22, beginning July 22, 2013; , provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series C Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series C Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 5.80%. The record date for payment of dividends on the Series C Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable will be computed on the basis of a 360-day year of twelve 30-day months.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series C Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series C Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series C Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series C Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series C Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series C Preferred Stock in the payment of dividends, all dividends declared upon shares of Series C Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series C Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series C Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series C Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series C Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series C Preferred Stock at the time outstanding, on any Dividend Payment Date on or after April 22, 2018, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series C Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series C Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series C Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series C Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series C Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the

Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series C Preferred Stock or any other class or series of preferred stock that ranks on parity with Series C Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series C Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series C Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series C Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series C Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series C Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series C Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series C Preferred Stock and on any

dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series C Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series C Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series C Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series C Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series C Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series C Preferred Stock prior to such merger or consolidation), and (ii) such Series C Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series C Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series C Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series C Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series C Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series C Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series C Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series C Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series C Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series C Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series C Preferred Stock Certificates. Series C Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series C Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series C Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series C Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series C Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series C Preferred Stock Certificate, such Series C Preferred Stock Certificate shall be valid nevertheless. A Series C Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series C Preferred Stock Certificate. Each Series C Preferred Stock Certificate shall be dated the date of its countersignature.
Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series C Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series C Preferred Stock, in a name other than that in which the shares of Series C Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series C Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.
Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series C Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Accounting Officer this 25th day of March, 2013.

CITIGROUP INC.
By: /s/John C. Gerspach
Name: John C. Gerspach
Title: Chief Financial Officer

Exhibit A

FORM OF
5.80% NONCUMULATIVE PREFERRED STOCK, SERIES C

Certificate Number_______            Number of Shares of Series C Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.80% Noncumulative Preferred Stock, Series C
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.80% Noncumulative Preferred Stock, Series C, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series C Preferred Stock”). The shares of Series C Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series C Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated March 25, 2013 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series C Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series C Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series C Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series C Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series C Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series C Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.350% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK,
SERIES D

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a pricing committee (the “Pricing Committee”) by the Board of Directors, the Pricing Committee, by action duly taken on April 23, 2013, adopted resolutions (i) authorizing the issuance and sale of up to 50,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of
5.350% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series D (the “Series D Preferred Stock”) establishing the number of shares to be included in this Series D Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series D Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.350% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series D” (the “Series D Preferred Stock”). Each share of

Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series D Preferred Stock shall be 50,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Pricing Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series D Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series D Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series D Preferred Stock for the purpose of making payment and for all other purposes.
“Junior Stock” means the Common Stock and any other class or series of stock of the Company now existing or hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series D Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series D Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series D Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series D Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series D Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.

“Series D Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on May 15, 2023, 0.2756%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series D Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series D Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semi-annually in arrears on each May 15 and November 15, beginning November 15, 2013, from and including the date of issuance to, but excluding, May 15, 2023, and (ii) quarterly in arrears on each February 15, May 15, August 15, and November 15, beginning August 15, 2023 from and including May 15, 2023; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after May 15, 2023, that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day), (i) on or prior to May 15, 2023, without any interest or other payment in respect of such postponement, and (ii) after May 15, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.350%, for each Dividend Period from and including the date of issuance to, but excluding, May 15, 2023 and (ii) Three-month LIBOR plus 3.466%, for each Dividend Period from and including May 15, 2023. The record date for payment of dividends on the Series D Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to May 15, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after May 15, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series D Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series D Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series D Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series D Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series D Preferred Stock in the payment of dividends, all dividends declared upon shares of Series D Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series D Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series D Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series D Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series D Preferred Stock at the time outstanding, on any Dividend Payment Date on or after May 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series D Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series D Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The

Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series D Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series D Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series D Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series D Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series D Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series D Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series D Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock

Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series D Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series D Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series D Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series D Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series D Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series D Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series D Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series D Preferred Stock prior to such merger or consolidation), and (ii) such Series D Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series D Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series D Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series D Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series D Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series D Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series D Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series D Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series D Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series D Preferred Stock Certificates. Series D Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series D Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series D Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the

Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series D Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series D Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series D Preferred Stock Certificate, such Series D Preferred Stock Certificate shall be valid nevertheless. A Series D Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series D Preferred Stock Certificate. Each Series D Preferred Stock Certificate shall be dated the date of its countersignature.
Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series D Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series D Preferred Stock, in a name other than that in which the shares of Series D Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series D Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.
Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series D Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Financial Officer this 29th day of April, 2013.

CITIGROUP INC.
By: _/s/ John C. Gerspach__________________
Name: John C. Gerspach
Title: Chief Financial Officer

Exhibit A

FORM OF
5.350% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES D

Certificate Number_______            Number of Shares of Series D Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.350% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series D
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.350% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series D, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series D Preferred Stock”). The shares of Series D Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series D Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 29, 2013 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series D Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series D Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.
By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series D Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series D Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series D Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series D Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series D Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 92,000 shares of 8.50% Non-Ccumulative Preferred Stock, Series F (the "Preferred Stock, Series F"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series F.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series F are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 1st day of July, 2013.

CITIGROUP INC.

                         By: /s/ Martin A. Waters
    Martin A. Waters
    Assistant Treasurer

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 66,700 shares of 6.5% Non-Cumulative Convertible Preferred Stock, Series T (the "Preferred Stock, Series T"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series T.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series T are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 1st day of July, 2013.

CITIGROUP INC.

                         By: /s/ Martin A. Waters
                                Martin A. Waters
    Assistant Treasurer

CERTIFICATE OF DESIGNATIONS

OF

7.125% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES J

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a pricing committee (the “Pricing Committee”) by the Board of Directors, the Pricing Committee, by action duly taken on September 12, 2013, adopted resolutions (i) authorizing the issuance and sale of up to 41,400 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 7.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series J (the “Series J Preferred Stock”) establishing the number of shares to be included in this Series J Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series J Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “7.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series J” (the “Series J Preferred Stock”). Each share of

Series J Preferred Stock shall be identical in all respects to every other share of Series J Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series J Preferred Stock shall be 41,400. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series J Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Pricing Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series J Preferred Stock.

Section 3. Definitions. As used herein with respect to Series J Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series J Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series J Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series J Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series J Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series J Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series J Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series J Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series J Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series J Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series J Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).

“Series J Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series J Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on September 30, 2023, 0.2544%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series J Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series J Preferred Stock in the amounts specified below in this Section 4, and no more, payable quarterly in arrears on each March 30, June 30, September 30 and December 30, beginning December 30, 2013, from and including the date of issuance; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after September 30, 2023, that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day), (i) on or prior to September 30, 2023, without any interest or other payment in respect of such postponement, and (ii) after September 30, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series J Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series J Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 7.125%, for each Dividend Period from and including the date of issuance to, but excluding, September 30, 2023 and (ii) Three-month LIBOR plus 4.040%, for each Dividend Period from and including September 30, 2023. The record date for payment of dividends on the Series J Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to September 30, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after September 30, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series J Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series J Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series J Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series J Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series J Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series J Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series J Preferred Stock in the payment of dividends, all dividends declared upon shares of Series J Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series J Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series J Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series J Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series J Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series J Preferred Stock at the time outstanding, on any Dividend Payment Date on or after September 30, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series J Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series J Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series J Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series J Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series J Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series J Preferred Stock to be redeemed shall be selected pro rata from the Holders in proportion to the number of shares of Series J Preferred Stock held by such Holders, by lot or in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series J Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series J Preferred Stock or any other class or series of preferred stock that ranks on parity with Series J Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series J Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series J Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series J Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series J Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series J Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series J Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series J Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series J Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series J Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series J Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series J Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series J Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series J Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series J Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series J Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S.

federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series J Preferred Stock prior to such merger or consolidation), and (ii) such Series J Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series J Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series J Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series J Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series J Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series J Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series J Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series J Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series J Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series J Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series J Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series J Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series J Preferred Stock Certificates. Series J Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series J Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series J Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series J Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series J Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series J Preferred Stock Certificate, such Series J Preferred Stock Certificate shall be valid nevertheless. A Series J Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series J Preferred Stock Certificate. Each Series J Preferred Stock Certificate shall be dated the date of its countersignature.
Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series J Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series J Preferred Stock, in a name other than that in which the shares of Series J Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series J Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.
Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series J Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Accounting Officer this 18th day of September, 2013.

CITIGROUP INC.
By: _/s/ Jeffrey R. Walsh________________
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
7.125% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES J

Certificate Number_______            Number of Shares of Series J Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

7.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series J
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 7.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series J, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series J Preferred Stock”). The shares of Series J Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series J Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated September 18, 2013 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series J Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series J Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series J Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series J Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series J Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series J Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series J Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of up to 31,000 shares of Series R Cumulative Participating Preferred Stock (the "Series R Preferred Stock"), with $1.00 par value per share.

SECOND: No shares of the Series R Preferred Stock have been or will be issued.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, all references to the Series R Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Secretary this 9th day of October, 2013.

CITIGROUP INC.

                         By: /s/Michael J. Tarpley
    Michael J. Tarpley
    Assistant Secretary

CERTIFICATE OF DESIGNATIONS

OF

6.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES K

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on October 24, 2013, adopted resolutions (i) authorizing the issuance and sale of up to 59,800 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K (the “Series K Preferred Stock”) establishing the number of shares to be included in this Series K Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series K Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K” (the “Series K Preferred Stock”). Each share of Series K Preferred Stock shall be identical in all respects to every other share of Series K Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series K Preferred Stock shall be 59,800. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series K Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series K Preferred Stock.

Section 3. Definitions. As used herein with respect to Series K Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series K Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.

“Holder” means the Person in whose name the shares of the Series K Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series K Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series K Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series K Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series K Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series K Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series K Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series K Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series K Preferred Stock is outstanding.

“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series K Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series K Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on November 15, 2023, 0.2381%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series K Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series K Preferred Stock in the amounts specified below in this Section 4, and no more, payable quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2014, from and including the date of issuance; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (except if after November 15, 2023, that day falls in the next calendar month, in which case the payment of any dividend otherwise payable will be made on the first preceding Business Day), (i) on or prior to November 15, 2023, without any interest or other payment in respect of such postponement, and (ii) after November 15, 2023, with dividends accruing to the actual payment date (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series K Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series K Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 6.875%, for each Dividend Period from and including the date of issuance to, but excluding, November 15, 2023 and (ii) Three-month LIBOR plus 4.130%, for each Dividend Period from and including November 15, 2023. The record date for payment of dividends on the Series K Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to November 15, 2023 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after November 15, 2023 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series K Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series K Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series K Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series K Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series K Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series K Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series K Preferred Stock in the payment of dividends, all dividends declared upon shares of Series K Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series K Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series K Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series K Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series K Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series K Preferred Stock at the time outstanding, on any Dividend Payment Date on or after November 15, 2023, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series K Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series K Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series K Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series K Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series K Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series K Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series K Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series K Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series K Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series K Preferred Stock or any other class or series of preferred stock that ranks on parity with Series K Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series K Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series K Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series K Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series K Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series K Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series K Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series K Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series K Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series K Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series K Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series K Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series K Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series K Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series K Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series K Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series K Preferred Stock prior to such merger or consolidation), and (ii) such Series K Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series K Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series K Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series K Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series K Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series K Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series K Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series K Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series K Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series K Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series K Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series K Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series K Preferred Stock Certificates. Series K Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series K Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series K Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series K Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series K Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series K Preferred Stock Certificate, such Series K Preferred Stock Certificate shall be valid nevertheless. A Series K Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series K Preferred Stock Certificate. Each Series K Preferred Stock Certificate shall be dated the date of its countersignature.
Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series K Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series K Preferred Stock, in a name other than that in which the shares of Series K Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series K Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series K Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations as has been executed on behalf of the Company by its Chief Accounting Officer this 30th day of October, 2013.

CITIGROUP INC.
By: _/c/ Jeffrey R. Walsh_________________________
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
6.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES K

Certificate Number_______            Number of Shares of Series K Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 6.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series K, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series K Preferred Stock”). The shares of Series K Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series K Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated October 30, 2013 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series K Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series K Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series K Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series K Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series K Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series K Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series K Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CORRECTED CERTIFICATE OF DESIGNATIONS

OF

6.300% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES M

OF

CITIGROUP INC.

______________________________
pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

    On April 29, 2014, the Company filed with the Secretary of State of the State of Delaware the Certificate of Designations of 6.300% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series M (the “Certificate”), which was an inaccurate record of the corporate action referred to therein in that Section 4(a) of the Certificate omitted the interest payment dates for the floating rate interest period and contained similar typographical errors. The Certificate is hereby corrected to read, in its entirety, as set forth below:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on April 23, 2014, adopted resolutions (i) authorizing the issuance and sale of up to 70,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 6.300% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series M (the “Series M Preferred Stock”) establishing the number of shares to be included in this Series M Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series M Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “6.300% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series M” (the “Series M Preferred Stock”). Each share of Series M Preferred Stock shall be identical in all respects to every other share of Series M Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series M Preferred Stock shall be 70,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series M Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series M Preferred Stock.

Section 3. Definitions. As used herein with respect to Series M Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series M Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series M Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series M Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series M Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series M Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series M Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series M Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series M Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series M Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal

Banking Agency) as then in effect and applicable, for so long as any share of the Series M Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series M Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series M Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on May 15, 2024, 0.2288%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series M Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series M Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each May 15 and November 15 (each, a “Dividend Payment Date”), beginning November 15, 2014, from and including the date of issuance to, but excluding, May 15, 2024; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2024, from and including May 15, 2024; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding May 15, 2024, a “Dividend Payment Date”). The period from and including the date of issuance of the Series M Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series M Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 6.300%, for each Dividend Period from and including the date of issuance to, but excluding, May 15, 2024 and (ii) Three-month LIBOR plus 3.423%, for each Dividend Period from and including May 15, 2024. The record date for payment of dividends on the Series M Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to May 15, 2024 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after May 15, 2024 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series M Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series M Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series M Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series M Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series M Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series M Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series M Preferred Stock in the payment of dividends, all dividends declared upon shares of Series M Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series M Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series M Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series M Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series M Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series M Preferred Stock at the time outstanding, on any Dividend Payment Date on or after May 15, 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series M Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series M Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series M Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series M Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series M Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series M Preferred Stock at the time outstanding, the shares of Series M Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series M Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of

Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series M Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series M Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series M Preferred Stock or any other class or series of preferred stock that ranks on parity with Series M Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series M Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders at which Preferred Stock Directors are to be elected, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series M Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series M Preferred

Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series M Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series M Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series M Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series M Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series M Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series M Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series M Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series M Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series M Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series M Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series M Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series M Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series M Preferred Stock prior to such merger or consolidation), and (ii) such Series M Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series M Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series M Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series M Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series M Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series M Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series M Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series M Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series M Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series M Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series M Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series M Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series M Preferred Stock Certificates. Series M Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series M Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series M Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series M Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series M Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series M Preferred Stock Certificate, such Series M Preferred Stock Certificate shall be valid nevertheless. A Series M Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series M Preferred Stock Certificate. Each Series M Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series M Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series M Preferred Stock, in a name other than that in which the shares of Series M Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series M Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series M Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Corrected Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 30th day of July, 2014.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
6.300% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES M

Certificate Number_______            Number of Shares of Series M Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

6.300% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series M
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 6.300% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series M, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series M Preferred Stock”). The shares of Series M Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series M Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 29, 2014 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series M Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series M Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series M Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series M Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series M Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series M Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series M Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.800% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES N

OF

CITIGROUP INC.

______________________________

pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on October 22, 2014, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.800% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series N (the “Series N Preferred Stock”) establishing the number of shares to be included in this Series N Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series N Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.800% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series N” (the “Series N Preferred Stock”). Each share of Series N Preferred Stock shall be identical in all respects to every other share of Series N Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series N Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series N Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series N Preferred Stock.

Section 3. Definitions. As used herein with respect to Series N Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series N Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series N Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series N Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series N Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series N Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series N Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series N Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series N Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series N Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series N Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series N Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series N Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on November 15, 2019, 0.2328%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series N Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series N Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each May 15 and November 15 (each, a “Dividend Payment Date”), beginning May 15, 2015, from and including the date of issuance to, but excluding, November 15, 2019; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2024, from and including November 15, 2019; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding November 15, 2019, a “Dividend Payment Date”). The period from and including the date of issuance of the Series N Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series N Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.800%, for each Dividend Period from and including the date of issuance to, but excluding, November 15, 2019 and (ii) Three-month LIBOR plus 4.093%, for each Dividend Period from and including November 15, 2019. The record date for payment of dividends on the Series N Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to November 15, 2019 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after November 15, 2019 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series N Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series N Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series N Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series N Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series N Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series N Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series N Preferred Stock in the payment of dividends, all dividends declared upon shares of Series N Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series N Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series N Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series N Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series N Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series N Preferred Stock at the time outstanding, on any Dividend Payment Date on or after November 15, 2019, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series N Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series N Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series N Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series N Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series N Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series N Preferred Stock at the time outstanding, the shares of Series N Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series N Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series N Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series N Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series N Preferred Stock or any other class or series of preferred stock that ranks on parity with Series N Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series N Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series N Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series N Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series N Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series N Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series N Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series N Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series N Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series N Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series N Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series N Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series N Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series N Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series N Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series N Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series N Preferred Stock prior to such merger or consolidation), and (ii) such Series N Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series N Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series N Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series N Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series N Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series N Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series N Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series N Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series N Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series N Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series N Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series N Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series N Preferred Stock Certificates. Series N Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series N Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series N Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series N Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series N Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series N Preferred Stock Certificate, such Series N Preferred Stock Certificate shall be valid nevertheless. A Series N Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series N Preferred Stock Certificate. Each Series N Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series N Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series N Preferred Stock, in a name other than that in which the shares of Series N Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series N Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park

Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series N Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 28th day of October, 2014.

CITIGROUP INC.

By: _/s/ Jeffrey R. Walsh______________
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
5.800% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES N

Certificate Number_______            Number of Shares of Series N Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.800% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series N
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.800% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series N, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series N Preferred Stock”). The shares of Series N Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series N Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated October 28, 2014 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series N Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series N Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:

Title:
REGISTRAR’S COUNTERSIGNATURE
These are shares of Series N Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:
REVERSE OF CERTIFICATE
    Dividends on each share of Series N Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series N Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series N Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series N Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:

___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES O

OF

CITIGROUP INC.

______________________________

pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on March 13, 2015, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series O (the “Series O Preferred Stock”) establishing the number of shares to be included in this Series O Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series O Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series O” (the “Series O Preferred Stock”). Each share of Series O Preferred Stock shall be identical in all respects to every other share of Series O Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series O Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series O Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series O Preferred Stock.

Section 3. Definitions. As used herein with respect to Series O Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series O Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series O Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series O Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series O Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series O Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series O Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series O Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series O Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series O Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series O Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series O Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series O Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on March 27, 2020, 0.27065%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series O Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series O Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each March 27 and September 27 (each, a “Dividend Payment Date”), beginning September 27, 2015, from and including the date of issuance to, but excluding, March 27, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each March 27, June 27, September 27 and December 27, beginning June 27, 2020, from and including March 27, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding March 27, 2020, a “Dividend Payment Date”). The period from and including the date of issuance of the Series O Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series O Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.875%, for each Dividend Period from and including the date of issuance to, but excluding, March 27, 2020 and (ii) Three-month LIBOR plus 4.059%, for each Dividend Period from and including March 27, 2020. The record date for payment of dividends on the Series O Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to March 27, 2020 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after March 27, 2020 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series O Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series O Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series O Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series O Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series O Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series O Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series O Preferred Stock in the payment of dividends, all dividends declared upon shares of Series O Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series O Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series O Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series O Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series O Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series O Preferred Stock at the time outstanding, on any Dividend Payment Date on or after March 27, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series O Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series O Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series O Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series O Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series O Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series O Preferred Stock at the time outstanding, the shares of Series O Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series O Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series O Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series O Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series O Preferred Stock or any other class or series of preferred stock that ranks on parity with Series O Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series O Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series O Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series O Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series O Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series O Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series O Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series O Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series O Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series O Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series O Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series O Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series O Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series O Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series O Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series O Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series O Preferred Stock prior to such merger or consolidation), and (ii) such Series O Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series O Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series O Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series O Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series O Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series O Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series O Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series O Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series O Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series O Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series O Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series O Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series O Preferred Stock Certificates. Series O Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series O Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series O Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series O Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series O Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series O Preferred Stock Certificate, such Series O Preferred Stock Certificate shall be valid nevertheless. A Series O Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series O Preferred Stock Certificate. Each Series O Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series O Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series O Preferred Stock, in a name other than that in which the shares of Series O Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series O Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series O Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 19th day of March, 2015.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh____________________
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
5.875% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES O

Certificate Number_______            Number of Shares of Series O Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series O
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.875% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series O, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series O Preferred Stock”). The shares of Series O Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series O Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated March 19, 2015 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series O Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series O Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.
By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series O Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series O Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series O Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series O Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series O Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES P

OF

CITIGROUP INC.

______________________________

pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on April 20, 2015, adopted resolutions (i) authorizing the issuance and sale of up to 80,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series P (the “Series P Preferred Stock”) establishing the number of shares to be included in this Series P Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series P Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series P” (the “Series P Preferred Stock”). Each share of Series P Preferred Stock shall be identical in all respects to every other share of Series P Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series P Preferred Stock shall be 80,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series P Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series P Preferred Stock.

Section 3. Definitions. As used herein with respect to Series P Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series P Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series P Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series P Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series P Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series P Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series P Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series P Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series P Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series P Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series P Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series P Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series P Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on May 15, 2025, 0.2760%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series P Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series P Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each May 15 and November 15 (each, a “Dividend Payment Date”), beginning November 15, 2015, from and including the date of issuance to, but excluding, May 15, 2025; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning August 15, 2025, from and including May 15, 2025; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding May 15, 2025, a “Dividend Payment Date”). The period from and including the date of issuance of the Series P Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series P Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.950%, for each Dividend Period from and including the date of issuance to, but excluding, May 15, 2025 and (ii) Three-month LIBOR plus 3.905%, for each Dividend Period from and including May 15, 2025. The record date for payment of dividends on the Series P Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to May 15, 2025 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after May 15, 2025 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series P Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series P Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series P Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series P Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series P Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series P Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series P Preferred Stock in the payment of dividends, all dividends declared upon shares of Series P Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series P Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series P Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series P Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series P Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series P Preferred Stock at the time outstanding, on any Dividend Payment Date on or after May 15, 2025, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series P Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series P Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series P Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series P Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series P Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series P Preferred Stock at the time outstanding, the shares of Series P Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series P Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series P Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series P Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series P Preferred Stock or any other class or series of preferred stock that ranks on parity with Series P Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series P Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series P Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series P Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series P Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series P Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series P Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series P Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series P Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series P Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series P Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series P Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series P Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series P Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series P Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series P Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series P Preferred Stock prior to such merger or consolidation), and (ii) such Series P Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series P Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series P Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series P Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series P Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series P Preferred Stock but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series P Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series P Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series P Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series P Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series P Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series P Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series P Preferred Stock Certificates. Series P Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series P Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series P Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series P Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series P Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series P Preferred Stock Certificate, such Series P Preferred Stock Certificate shall be valid nevertheless. A Series P Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series P Preferred Stock Certificate. Each Series P Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series P Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series P Preferred Stock, in a name other than that in which the shares of Series P Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series P Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series P Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 23rd day of April, 2015.

CITIGROUP INC.

By: _/s/ Jeffrey R. Walsh_______________________
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
5.950% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES P

Certificate Number_______            Number of Shares of Series P Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series P
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series P, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series P Preferred Stock”). The shares of Series P Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series P Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 23, 2015 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series P Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series P Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series P Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series P Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series P Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series P Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series P Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

5.950 % FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES Q

OF

CITIGROUP INC.

______________________________

pursuant to Sections 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on August 5, 2015, adopted resolutions (i) authorizing the issuance and sale of up to 50,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series Q (the “Series Q Preferred Stock”) establishing the number of shares to be included in this Series Q Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series Q Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series Q” (the “Series Q Preferred Stock”). Each share of Series Q Preferred Stock shall be identical in all respects to every other share of Series Q Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series Q Preferred Stock shall be 50,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series Q Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series Q Preferred Stock.

Section 3. Definitions. As used herein with respect to Series Q Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series Q Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series Q Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series Q Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series Q Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series Q Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series Q Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series Q Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series Q Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series Q Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series Q Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series Q Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series Q Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on August 15, 2020, 0.30110%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series Q Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series Q Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each February 15 and August 15 (each, a “Dividend Payment Date”), beginning February 15, 2016, from and including the date of issuance to, but excluding, August 15, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning November 15, 2020, from and including August 15, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding August 15, 2020, a “Dividend Payment Date”). The period from and including the date of issuance of the Series Q Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series Q Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.950%, for each Dividend Period from and including the date of issuance to, but excluding, August 15, 2020 and (ii) Three-month LIBOR plus 4.095%, for each Dividend Period from and including August 15, 2020. The record date for payment of dividends on the Series Q Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to August 15, 2020 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after August 15, 2020 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series Q Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series Q Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series Q Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series Q Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series Q Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series Q Preferred Stock and any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series Q Preferred Stock in the payment of dividends, all dividends declared upon shares of Series Q Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series Q Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or Series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or Series of stock ranking senior to or on parity with Series Q Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series Q Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or Series of stock of the Company ranking equally with the Series Q Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series Q Preferred Stock at the time outstanding, on any Dividend Payment Date on or after August 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series Q Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series Q Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series Q Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series Q Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series Q Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series Q Preferred Stock at the time outstanding, the shares of Series Q Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series Q Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series Q Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series Q Preferred Stock or any other class or Series of preferred stock that ranks on parity with Series Q Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series Q Preferred Stock or the holders of at least 20% of the voting power of any Series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series Q Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series Q Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series Q Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series Q Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series Q Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly Dividend Periods following a Nonpayment on the Series Q Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series Q Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series Q Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series Q Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series Q Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or Series of the Company's capital stock ranking prior to the Series Q Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series Q Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series Q Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series Q Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series Q Preferred Stock prior to such merger or consolidation), and (ii) such Series Q Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series Q Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series Q Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series Q Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series Q Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series Q Preferred Stock but not all Series of preferred stock of the Company, then only such Series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series Q Preferred Stock as a single class (in lieu of all other Series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series Q Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior

Stock or shares of any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series Q Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series Q Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series Q Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series Q Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series Q Preferred Stock Certificates. Series Q Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series Q Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series Q Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series Q Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series Q Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series Q Preferred Stock Certificate, such Series Q Preferred Stock Certificate shall be valid nevertheless. A Series Q Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series Q Preferred Stock Certificate. Each Series Q Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series Q Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series Q Preferred Stock, in a name other than that in which the shares of Series Q Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series Q Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series Q Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 11th day of August, 2015.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
5.950 % FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES Q

Certificate Number_______            Number of Shares of Series Q Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series Q
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.950% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series Q, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series Q Preferred Stock”). The shares of Series Q Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series Q Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated August 11, 2015 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series Q Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series Q Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series Q Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series Q Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series Q Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series Q Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series Q Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

6.125 % FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES R

OF

CITIGROUP INC.

______________________________

pursuant to Sections 103(f) and 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on November 5, 2015, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 6.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series R (the “Series R Preferred Stock”) establishing the number of shares to be included in this Series R Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series R Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “6.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series R” (the “Series R Preferred Stock”). Each share of Series R Preferred Stock shall be identical in all respects to every other share of Series R Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series R Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series R Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series R Preferred Stock.

Section 3. Definitions. As used herein with respect to Series R Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series R Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series R Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series R Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series R Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series R Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series R Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series R Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series R Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series R Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series R Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series R Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series R Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on November 15, 2020, 0.3439%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series R Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series R Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each `May 15 and November 15 (each, a “Dividend Payment Date”), beginning May 15, 2016, from and including the date of issuance to, but excluding, November 15, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning February 15, 2021, from and including November 15, 2020; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to but excluding November 15, 2020, a “Dividend Payment Date”). The period from and including the date of issuance of the Series R Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series R Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 6.125%, for each Dividend Period from and including the date of issuance to, but excluding, November 15, 2020 and (ii) Three-month LIBOR plus 4.478%, for each Dividend Period from and including November 15, 2020. The record date for payment of dividends on the Series R Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to November 15, 2020 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after November 15, 2020 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series R Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series R Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series R Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series R Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series R Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series R Preferred Stock and any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series R Preferred Stock in the payment of dividends, all dividends declared upon shares of Series R Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series R Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or Series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or Series of stock ranking senior to or on parity with Series R Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series R Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or Series of stock of the Company ranking equally with the Series R Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series R Preferred Stock at the time outstanding, on any Dividend Payment Date on or after November 15, 2020, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series R Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series R Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series R Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series R Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series R Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series R Preferred Stock at the time outstanding, the shares of Series R Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series R Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series R Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series R Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series R Preferred Stock or any other class or Series of preferred stock that ranks on parity with Series R Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series R Preferred Stock or the holders of at least 20% of the voting power of any Series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series R Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series R Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series R Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series R Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series R Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series R Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series R Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series R Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series R Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series R Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or Series of the Company's capital stock ranking prior to the Series R Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series R Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series R Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series R Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series R Preferred Stock prior to such merger or consolidation), and (ii) such Series R Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series R Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series R Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series R Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series R Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series R Preferred Stock but not all Series of preferred stock of the Company, then only such Series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series R Preferred Stock as a single class (in lieu of all other Series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series R Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series R Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series R Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series R Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series R Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series R Preferred Stock Certificates. Series R Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series R Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series R Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series R Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series R Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series R Preferred Stock Certificate, such Series R Preferred Stock Certificate shall be valid nevertheless. A Series R Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series R Preferred Stock Certificate. Each Series R Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series R Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series R Preferred Stock, in a name other than that in which the shares of Series R Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series R Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series R Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.
IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 12th day of November, 2015.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
6.125 % FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES R

Certificate Number_______            Number of Shares of Series R Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

6.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series R
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 6.125% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series R, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series R Preferred Stock”). The shares of Series R Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series R Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated November 12, 2015 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series R Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series R Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:

Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series R Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series R Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series R Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series R Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series R Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

6.300% NONCUMULATIVE PREFERRED STOCK SERIES S

OF

CITIGROUP INC.

______________________________

pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on January 26, 2016, adopted resolutions (i) authorizing the issuance and sale of up to 41,400 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 6.300% Noncumulative Preferred Stock, Series S (the “Series S Preferred Stock”) establishing the number of shares to be included in this Series S Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series S Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “6.300% Noncumulative Preferred Stock, Series S” (the “Series S Preferred Stock”). Each share of Series S Preferred Stock shall be identical in all respects to every other share of Series S Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series S Preferred Stock shall be 41,400. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series S Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series S Preferred Stock.

Section 3. Definitions. As used herein with respect to Series S Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series S Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series S Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series S Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series S Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series S Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series S Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series S Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series S Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series S Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series S Preferred Stock is outstanding.
“Series S Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series S Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series S Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series S Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series S Preferred Stock in the amounts specified below in this Section 4, and no more, payable quarterly in arrears on each February 12, May 12, August 12 and November 12 (each, a “Dividend Payment Date”), beginning May 12, 2016; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement (each such day on which dividends are payable for any Dividend Period (as defined below), a “Dividend Payment Date”). The period from and including the date of issuance of the Series S Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series S Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 6.300%. The record date for payment of dividends on the Series S Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends will be computed on the basis of a 360-day year of twelve 30-day months.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series S Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series S Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series S Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the Series S Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series S Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series S Preferred Stock and any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series S Preferred Stock in the payment of dividends, all dividends declared upon shares of Series S Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series S Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or Series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or Series of stock ranking senior to or on parity with Series S Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series S Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or Series of stock of the Company ranking equally with the Series S Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series S Preferred Stock at the time outstanding, on any Dividend Payment Date on or after February 12, 2021, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series S Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series S Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series S Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series S Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series S Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series S Preferred Stock at the time outstanding, the shares of Series S Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series S Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable; provided, however, that if for so long as the Series S Preferred Stock or depositary shares in respect thereof are listed on the New York Stock Exchange, the foregoing clause (iii) shall apply only if such method of selection is not then prohibited by any then applicable rule of the New York Stock Exchange or the New York Stock Exchange consents to or grants a waiver or exemption from such rule. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series S Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series S Preferred Stock or any other class or Series of preferred stock that ranks on parity with Series S Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series S Preferred Stock or the holders of at least 20% of the voting power of any Series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series S Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series S Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series S Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series S Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series S Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series S Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series S Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series S Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series S Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series S Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or Series of the Company's capital stock ranking prior to the Series S Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series S Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series S Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series S Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series S Preferred Stock prior to such merger or consolidation), and (ii) such Series S Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series S Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series S Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series S Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series S Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series S Preferred Stock but not all Series of preferred stock of the Company, then only such Series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series S Preferred Stock as a single class (in lieu of all other Series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series S Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series S Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series S Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series S Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series S Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series S Preferred Stock Certificates. Series S Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series S Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series S Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series S Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series S Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series S Preferred Stock Certificate, such Series S Preferred Stock Certificate shall be valid nevertheless. A Series S Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series S Preferred Stock Certificate. Each Series S Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series S Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series S Preferred Stock, in a name other than that in which the shares of Series S Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series S Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 399 Park Avenue, New York, New York 10043 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series S Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.
IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 1st day of February, 2016.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
6.300% NONCUMULATIVE PREFERRED STOCK, SERIES S

Certificate Number_______            Number of Shares of Series S Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

6.300% Noncumulative Preferred Stock, Series S
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 6.300% Noncumulative Preferred Stock, Series S, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series S Preferred Stock”). The shares of Series S Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series S Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated February 1, 2016 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series S Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series S Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of ________, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series S Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series S Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series S Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series S Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series S Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

6.250% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES T

OF

CITIGROUP INC.

______________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on April 18, 2016, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 6.250% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series T (the “Series T Preferred Stock”) establishing the number of shares to be included in this Series T Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series T Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “6.250% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series T” (the “Series T Preferred Stock”). Each share of Series T Preferred Stock shall be identical in all respects to every other share of Series T Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series T Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series T Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series T Preferred Stock.

Section 3. Definitions. As used herein with respect to Series T Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“Business Day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series T Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Holder” means the Person in whose name the shares of the Series T Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar

and paying agent as the absolute owner of the shares of Series T Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series T Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.
“LIBOR Determination Date” means the second London Banking Day immediately preceding the first day of the relevant Dividend Period.
“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London.
“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series T Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series T Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series T Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series T Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series T Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series T Preferred Stock is outstanding.
“Reuters LIBOR01” means the display designated on the Reuters 3000 Xtra Service on page LIBOR01 Page (or such other page as may replace “Reuters LIBOR01” page on the service or such other service as may be nominated by the British Bankers’ Association or other administrator of LIBOR for the purpose of displaying London interbank offered rates for United States dollar deposits or loans).
“Series T Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series T Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series T Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Three-month LIBOR” means the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period commencing on the first day of a Dividend Period that appears on the Reuters LIBOR01 page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that Dividend Period. If such rate does not appear on the Reuters LIBOR01 page, Three-month LIBOR will be determined on the basis of the rates at which deposits in United States dollars for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that Dividend Period. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-month LIBOR with respect to that Dividend Period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date for that Dividend Period for loans in United States dollars to leading European banks for a three-month period commencing on the first day of that Dividend Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, Three-month LIBOR for that Dividend Period will be the same Three-month LIBOR as determined for the previous Dividend Period or, in the case of the Dividend Period beginning on February 15, 2026, 0.6344%. The determination of Three-month LIBOR for each relevant Dividend Period by the Calculation Agent will (in the absence of manifest error) be final and binding.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series T Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series T Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each February 15 and August 15 (each, a “Dividend Payment Date”), beginning February 15, 2017, from and including the date of issuance to, but excluding, August 15, 2026; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, without any interest or other payment in respect of such postponement, and (ii) quarterly in arrears on each February 15, May 15, August 15 and November 15, beginning November 15, 2026, from and including August 15, 2026; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day, except if that day falls in the next calendar month, in which case, the payment of any dividend otherwise payable will be made on the immediately preceding Business Day, with dividends accruing to the actual payment date (each such day on which dividends are payable for any Dividend Period (as defined below) after the Dividend Period to, but excluding, August 15, 2026, a “Dividend Payment Date”). The period from and including the date of issuance of the Series T Preferred Stock or any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series T Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 6.250%, for each Dividend Period from and including the date of issuance to, but excluding, August 15, 2026 and (ii) Three-month LIBOR plus 4.517%, for each Dividend Period from and including August 15, 2026. The record date for payment of dividends on the Series T Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a Business Day. The amount of dividends payable on or prior to August 15, 2026 will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable after August 15, 2026 will be computed on the basis of a 360-day year and the actual number of days elapsed.
(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series T Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that Dividend Period on the related Dividend Payment Date or at any future time, whether or not dividends on the Series T Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series T Preferred Stock remains outstanding, unless as to a Dividend Payment Date full dividends on all outstanding shares of the

Series T Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the Dividend Period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding Dividend Period that commences on such Dividend Payment Date, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current Dividend Period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series T Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series T Preferred Stock and any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series T Preferred Stock in the payment of dividends, all dividends declared upon shares of Series T Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share of Series T Preferred Stock and accrued dividends for the then-current Dividend Period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or Series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or Series of stock ranking senior to or on parity with Series T Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series T Liquidation Preference”), plus any accrued dividends thereon from the last Dividend Payment Date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or Series of stock of the Company ranking equally with the Series T Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series T Preferred Stock at the time outstanding, on any Dividend Payment Date on or after August 15, 2026, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series T Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series T Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series T Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series T Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series T Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series T Preferred Stock at the time outstanding, the shares of Series T Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series T Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series T Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series T Preferred Stock or any other class or Series of preferred stock that ranks on parity with Series T Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly Dividend Periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series T Preferred Stock or the holders of at least 20% of the voting power of any Series of dividend parity stock (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series T Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series T Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series T Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series T Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series T Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly

Dividend Periods following a Nonpayment on the Series T Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series T Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series T Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series T Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series T Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or Series of the Company's capital stock ranking prior to the Series T Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series T Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series T Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series T Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series T Preferred Stock prior to such merger or consolidation), and (ii) such Series T Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series T Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series T Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series T Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series T Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series T Preferred Stock but not all Series of preferred stock of the Company, then only such Series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series T Preferred Stock as a single class (in lieu of all other Series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series T Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or Series of stock of the Company now existing or hereafter authorized that ranks equally with the Series T Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series T Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series T Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series T Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series T Preferred Stock Certificates. Series T Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series T Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series T Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series T Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series T Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series T Preferred Stock Certificate, such Series T Preferred Stock Certificate shall be valid nevertheless. A Series T Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series T Preferred Stock Certificate. Each Series T Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series T Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series T Preferred Stock, in a name other than that in which the shares of Series T Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series T Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 250 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series T Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Chief Accounting Officer this 22nd day of April, 2016.

CITIGROUP INC.

By: /s/ Jeffrey R. Walsh
Name: Jeffrey R. Walsh
Title: Chief Accounting Officer

Exhibit A

FORM OF
6.250 % FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES T

Certificate Number_______            Number of Shares of Series T Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

6.250% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series T
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 6.250% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series T, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series T Preferred Stock”). The shares of Series T Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series T Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated April 22, 2016 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series T Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series T Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series T Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series T Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series T Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series T Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series T Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF RETIREMENT
                    OF PREFERRED STOCK
                    OF CITIGROUP INC.
                (Pursuant to Section 243 of the General
             Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 149,500 shares of 8.125% Non-Cumulative Preferred Stock, Series AA (the "Preferred Stock, Series AA"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series AA.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series AA are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 20th day of February, 2018.

CITIGROUP INC.

                         By: /s/Elissa Steinberg______________
Elissa Steinberg
Assistant Treasurer

CERTIFICATE OF RETIREMENT
                    OF PREFERRED STOCK
                    OF CITIGROUP INC.
                (Pursuant to Section 243 of the General
             Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 240,000 shares of 8.40% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series E (the "Preferred Stock, Series E"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series E.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series E are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 4th day of May, 2018.

CITIGROUP INC.

                         By:_/s/ Elissa Steinberg____________
                                     Elissa Steinberg
                                      Assistant Treasurer

                 CERTIFICATE OF RETIREMENT
                    OF PREFERRED STOCK
                    OF CITIGROUP INC.
                (Pursuant to Section 243 of the General
             Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 23,000 shares of 5.80% Non-Cumulative Preferred Stock, Series C (the "Preferred Stock, Series C"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series C.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series C are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 1st day of November, 2018.

CITIGROUP INC.

                         By:_/s/Elissa Steinberg____________
                                     Elissa Steinberg
                                     Assistant Treasurer

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 19,200 shares of 6.875% Non-Cumulative Preferred Stock, Series L (the "Preferred Stock, Series L"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series L.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series L are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 27th day of February, 2019.

CITIGROUP INC.

By: /s/Elissa Steinberg_____________
                                    Elissa Steinberg
                                    Assistant Treasurer

CERTIFICATE OF DESIGNATIONS

OF

5.000% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES U

OF

CITIGROUP INC.

______________________________

pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on September 5, 2019, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U (the “Series U Preferred Stock”), establishing the number of shares to be included in this Series U Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series U Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U” (the “Series U Preferred Stock”). Each share of

Series U Preferred Stock shall be identical in all respects to every other share of Series U Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series U Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series U Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series U Preferred Stock.

Section 3. Definitions. As used herein with respect to Series U Preferred Stock:

“Accrued Dividend Compounding Factor” shall have the meaning set forth in Section 4(a) hereof.
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Benchmark” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Adjustment” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Conforming Changes” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Date” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Transition Event” shall have the meaning set forth in Section 4(a) hereof.
“Board of Directors” has the meaning set forth in the recitals above.
“business day”, including with respect to the Fixed Rate Period, means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Business Day” with respect to the Floating Rate Period means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed and a U.S. Government Securities Business Day.
“Calculation Agent” means Citibank, N.A., London branch, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Corresponding Tenor” shall have the meaning set forth in Section 4(a) hereof.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.
“dividend period” shall have the meaning set forth in Section 4(a) hereof.
“dividend period end date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Holder” means the Person in whose name the shares of the Series U Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series U Preferred Stock for the purpose of making payment and for all other purposes.
“ISDA” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Definitions” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Fallback Adjustment” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Fallback Rate” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series U Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Rate Cut-Off Date” shall have the meaning set forth in Section 4(a) hereof.
“Reference Time” shall have the meaning set forth in Section 4(a) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series U Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series U Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series U Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series U Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series U Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series U Preferred Stock is outstanding.
“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.
“Series U Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series U Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series U Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“SOFR” shall have the meaning set forth in Section 4(a) hereof.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Registrar and paying agent for the Series U Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).
“Unadjusted Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.
“U.S. Government Securities Business Day” shall have the meaning set forth in Section 4(a) hereof.

Section 4. Dividends.

(a) Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series U Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each March 12 and September 12, beginning March 12, 2020, from, and including, the date of issuance to, but excluding, September 12, 2024 (the “Fixed Rate Period”); provided, however, if any such day is not a business day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a business day, without any additional dividend accrual or other payment in respect of such postponement, and (ii) quarterly in arrears on the second Business Day following each dividend period end date, beginning on December 16, 2024, from, and including, September 12, 2024 (the “Floating Rate Period”) (each date for payment of dividends, a “dividend payment date”). A “dividend period end date” means the 12th of each March, June, September and December; provided, however, that if any dividend period end date (other than a redemption date) is not a Business Day, then such date will be postponed to the next succeeding Business Day, unless that day falls in the next calendar month, in which case the dividend period end date will be the immediately preceding Business Day. During the Fixed Rate Period, “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Preferred Stock to, but excluding, the first dividend payment date. During the Floating Rate Period, “dividend period” means the period from, and including, each dividend period end date (except for the initial dividend period in the Floating Rate Period, “dividend period” means the period from, and including, September 12, 2024) to, but excluding, the next succeeding dividend period end date; provided that the dividend period following an election by the Company to redeem the Preferred Stock (as described in Section 6(a)) will be the period from, and including, the immediately preceding dividend period end date to, but excluding, the redemption date; and provided further that SOFR (as defined below) for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date. The Rate Cut-Off Date will be the second U.S. Government Securities Business Day prior to a redemption date. Dividends on each share of Series U Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 5.000%, for each dividend period in the Fixed Rate Period and (ii) SOFR (compounding daily over each dividend period as described below) plus 3.813%, for each dividend period in the Floating Rate Period, provided that in no event will the dividend payable on the Preferred Stock be less than zero. The record date for payment of dividends on the Series U Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day. The amount of dividends payable during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purposes of calculating any dividend with respect to any dividend period during the Floating Rate Period:

“Accrued Dividend Compounding Factor” means the result of the following formula:

where

“do”, for any dividend period, is the number of U.S. Government Securities Business Days in the relevant dividend period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant dividend period.

“SOFRi”, for any day “i” in the relevant dividend period, is a reference rate equal to SOFR in respect of that day.

“ni”, for any day “i” in the relevant dividend period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the relevant dividend period.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“SOFR,” with respect to any day, means the rate determined by the Calculation Agent in accordance with the following provisions:

(1)the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s website on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)if the rate specified in (1) above does not so appear, unless a Benchmark Transition Event and its related Benchmark Replacement Date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website; or

(3)if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant dividend period end date, the Calculation Agent will use the Benchmark Replacement to determine the rate and for all other purposes relating to the Preferred Stock.

In connection with the SOFR definition above, the following definitions apply:

“Benchmark” means, initially, SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(2)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement
Adjustment; or

(3)the sum of: (a) the alternate rate of interest that has been selected by the Company (or one of its affiliates) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA
Fallback Rate, then the ISDA Fallback Adjustment;

(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that the Company (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s website” means the website of the Federal Reserve Bank of New York (the “NY Federal Reserve”), currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Rate Cut-Off Date” means the second U.S. Government Securities Business Day prior to a redemption date.

“Reference Time” with respect to any determination of the Benchmark means the time determined by the Company (or one of its affiliates) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series U Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series U Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series U Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series U Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series U Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series U Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period that commences on such dividend payment date during the Fixed Rate Period or dividend period end date during the Floating Rate Period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series U Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series U Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series U Preferred Stock in the payment of dividends, all dividends declared upon shares of Series U Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series U Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series U Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series U Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series U Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series U Preferred Stock at the time outstanding, on September 12, 2024 and on any dividend period end date on or after December 12, 2024, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series U Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 15 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series U Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series U Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series U Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series U Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series U Preferred Stock at the time outstanding, the shares of Series U Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series U Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series U Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series U Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series U Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series U Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series U Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series U Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series U Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series U Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series U Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series U Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).

(c) Senior Issuances; Adverse Changes. So long as any shares of Series U Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series U Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series U Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series U Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series U Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series U Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series U Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series U Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series U Preferred Stock prior to such merger or consolidation), and (ii) such Series U Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series U Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series U Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series U

Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series U Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series U Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series U Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series U Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series U Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series U Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Series U Preferred Stock shall be Computershare Trust Company, N.A. The duly appointed Calculation Agent for the Series U Preferred Stock shall be Citibank, N.A., London branch. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the respective agreements between the Company and the Transfer Agent and the Company and the Calculation Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series U Preferred Stock Certificates. Series U Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series U Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series U Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series U Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series U Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series U Preferred Stock Certificate, such Series U Preferred Stock Certificate shall be valid nevertheless. A Series U Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series U Preferred Stock Certificate. Each Series U Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series U Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series U Preferred Stock, in a name other than that in which the shares of Series U Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series U Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series U Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 11th day of September, 2019.

CITIGROUP INC.

By: /s/ Michael Verdeschi_______________________________
Name: Michael Verdeschi
Title: Treasurer

Exhibit A

FORM OF
5.000% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES U

Certificate Number_______            Number of Shares of Series U Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 5.000% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series U, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series U Preferred Stock”). The shares of Series U Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series U Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated September 11, 2019 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series U Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series U Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:
By: _______________________________________
Name:
Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series U Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:

REVERSE OF CERTIFICATE
    Dividends on each share of Series U Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series U Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series U Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series U Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 60,000 shares of 5.800% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series N (the "Preferred Stock, Series N"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series N.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series N are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 19th day of November, 2019.

    CITIGROUP INC.

By: /s/ Elissa Steinberg________________
    Elissa Steinberg
    Assistant Treasurer

CERTIFICATE OF DESIGNATIONS

OF

4.700% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK SERIES V

OF

CITIGROUP INC.

______________________________

pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

    Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

        1.    The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

        2.    The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

        3.    Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on January 15, 2020, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 4.700% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series V (the “Series V Preferred Stock”), establishing the number of shares to be included in this Series V Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series V Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the Series of preferred stock shall be “4.700% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series V” (the “Series V Preferred Stock”). Each share of

Series V Preferred Stock shall be identical in all respects to every other share of Series V Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series V Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series V Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series V Preferred Stock.

Section 3. Definitions. As used herein with respect to Series V Preferred Stock:

“Accrued Dividend Compounding Factor” shall have the meaning set forth in Section 4(a) hereof.
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Benchmark” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Adjustment” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Conforming Changes” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Replacement Date” shall have the meaning set forth in Section 4(a) hereof.
“Benchmark Transition Event” shall have the meaning set forth in Section 4(a) hereof.
“Board of Directors” has the meaning set forth in the recitals above.
“business day”, including with respect to the Fixed Rate Period, means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Business Day” with respect to the Floating Rate Period means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed and a U.S. Government Securities Business Day.
“Calculation Agent” means Citibank, N.A., London branch, and its successors and assigns.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Corresponding Tenor” shall have the meaning set forth in Section 4(a) hereof.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.
“dividend period” shall have the meaning set forth in Section 4(a) hereof.
“dividend period end date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“Fixed Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Floating Rate Period” shall have the meaning set forth in Section 4(a) hereof.
“Holder” means the Person in whose name the shares of the Series V Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series V Preferred Stock for the purpose of making payment and for all other purposes.
“ISDA” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Definitions” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Fallback Adjustment” shall have the meaning set forth in Section 4(a) hereof.
“ISDA Fallback Rate” shall have the meaning set forth in Section 4(a) hereof.

“Junior Stock” means the Common Stock and any other class or Series of stock of the
Company now existing or hereafter authorized over which Series V Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.

“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Rate Cut-Off Date” shall have the meaning set forth in Section 4(a) hereof.
“Reference Time” shall have the meaning set forth in Section 4(a) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series V Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series V Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series V Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series V Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series V Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series V Preferred Stock is outstanding.
“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.
“Series V Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series V Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series V Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“SOFR” shall have the meaning set forth in Section 4(a) hereof.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Registrar and paying agent for the Series V Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).
“Unadjusted Benchmark Replacement” shall have the meaning set forth in Section 4(a) hereof.
“U.S. Government Securities Business Day” shall have the meaning set forth in Section 4(a) hereof.

Section 4. Dividends.

(a)Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series V Preferred Stock in the amounts specified below in this Section 4, and no more, payable (i) semiannually in arrears on each January 30 and July 30, beginning July 30, 2020, from, and including, the date of issuance to, but excluding, January 30, 2025 (the “Fixed Rate Period”); provided, however, if any such day is not a business day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a business day, without any additional dividend accrual or other payment in respect of such postponement, and (ii) quarterly in arrears on the second Business Day following each dividend period end date, beginning on May 2, 2025, from, and including, January 30, 2025 (the “Floating Rate Period”) (each date for payment of dividends, a “dividend payment date”). A “dividend period end date” means the 30th of each January, April, July and October, beginning April 30, 2025; provided, however, that if any dividend period end date (other than a redemption date) is not a Business Day, then such date will be postponed to the next succeeding Business Day, unless that day falls in the next calendar month, in which case the dividend period end date will be the immediately preceding Business Day. During the Fixed Rate Period, “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Preferred Stock to, but excluding, the first dividend payment date. During the Floating Rate Period, “dividend period” means the period from, and including, each dividend period end date (except for the initial dividend period in the Floating Rate Period, “dividend period” means the period from, and including, January 30, 2025) to, but excluding, the next succeeding dividend period end date; provided that the dividend period following an election by the Company to redeem the Preferred Stock (as described in Section 6(a)) will be the period from, and including, the immediately preceding dividend period end date to, but excluding, the redemption date; and provided further that SOFR (as defined below) for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date. The Rate Cut-Off Date will be the second U.S. Government Securities Business Day prior to a redemption date.

Dividends on each share of Series V Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to (i) 4.700%, for each dividend period in the Fixed Rate Period and (ii) SOFR (compounding daily over each dividend period as described below) plus 3.234%, for each dividend period in the Floating Rate Period, provided that in no event will the dividend payable on the Preferred Stock be less than zero. The record date for payment of dividends on the Series V Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day. The amount of dividends payable during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of dividends payable during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed.

For the purposes of calculating any dividend with respect to any dividend period during the Floating Rate Period:

“Accrued Dividend Compounding Factor” means the result of the following formula:

where

“do”, for any dividend period, is the number of U.S. Government Securities Business Days in the relevant dividend period.

“i” is a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Day in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant dividend period.

“SOFRi”, for any day “i” in the relevant dividend period, is a reference rate equal to SOFR in respect of that day.

“ni”, for any day “i” in the relevant dividend period, is the number of calendar days from, and including, such U.S. Government Securities Business Day “i” to, but excluding, the following U.S. Government Securities Business Day.

“d” is the number of calendar days in the relevant dividend period.

“U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“SOFR,” with respect to any day, means the rate determined by the Calculation Agent in accordance with the following provisions:

(1)the Secured Overnight Financing Rate for trades made on such day that appears at approximately 3:00 p.m. (New York City time) on the NY Federal Reserve’s website on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

(2)if the rate specified in (1) above does not so appear, unless a Benchmark Transition Event and its related Benchmark Replacement Date have occurred as described in (3) below, the Secured Overnight Financing Rate published on the NY Federal Reserve’s website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve’s website; or

(3)if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the relevant dividend period end date, the Calculation Agent will use the Benchmark Replacement to determine the rate and for all other purposes relating to the Preferred Stock.

In connection with the SOFR definition above, the following definitions apply:

“Benchmark” means, initially, SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(2)the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement
Adjustment; or

(3)the sum of: (a) the alternate rate that has been selected by the Company (or one of its affiliates) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or one of its affiliates) as of the Benchmark Replacement Date:

(1)the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA
Fallback Rate, then the ISDA Fallback Adjustment;

(3)the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or one of its affiliates) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes that the Company (or one of its affiliates) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or such affiliate) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or such affiliate) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or such affiliate) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor thereto.

“ISDA Definitions” means the 2006 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“NY Federal Reserve’s website” means the website of the Federal Reserve Bank of New York (the “NY Federal Reserve”), currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.

“Rate Cut-Off Date” means the second U.S. Government Securities Business Day prior to a redemption date.

“Reference Time” with respect to any determination of the Benchmark means the time determined by the Company (or one of its affiliates) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the NY Federal Reserve, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NY Federal Reserve or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series V Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series V Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series V Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series V Preferred Stock or any other Series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series V Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series V Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period that commences on such dividend payment date during the Fixed Rate Period or dividend period end date during the Floating Rate Period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or Series of Junior Stock for any other class or Series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series V Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series V Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series V Preferred Stock in the payment of dividends, all dividends declared upon shares of Series V Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series V Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series V Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series V Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series V Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole or in part, from time to time, the shares of Series V Preferred Stock at the time outstanding, on January 30, 2025 and on any dividend period end date on or after April 30, 2025, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series V Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 5 days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series V Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series V Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series V Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series V Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series V Preferred Stock at the time outstanding, the shares of Series V Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series V Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series V Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series V Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series V Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series V Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series V Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors.  The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders.  If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company.  The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series V Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series V Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series V Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series V Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Corporation other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series V Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series V Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series V Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series V Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series V Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series V Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series V Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series V Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series V Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of

America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series V Preferred Stock prior to such merger or consolidation), and (ii) such Series V Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series V Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series V Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series V Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series V Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series V Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series V Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series V Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series V Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series V Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Registrar and paying agent for the Series V Preferred Stock shall be Computershare Trust Company, N.A. The duly appointed Calculation Agent for the Series V Preferred Stock shall be Citibank, N.A., London branch. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the respective agreements between the Company and the Transfer Agent and the Company and the Calculation Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series V Preferred Stock Certificates. Series V Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series V Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series V Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series V Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series V Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series V Preferred Stock Certificate, such Series V Preferred Stock Certificate shall be valid nevertheless. A Series V Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series V Preferred Stock Certificate. Each Series V Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series V Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series V Preferred Stock, in a name other than that in which the shares of Series V Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series V Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388

Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.

The shares of Series V Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

Series V

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 22nd day of January, 2020.

CITIGROUP INC.

By: _/s/ Michael Verdeschi________________________
Name: Michael Verdeschi
Title: Treasurer

Exhibit A

FORM OF
4.700% FIXED RATE / FLOATING RATE NONCUMULATIVE PREFERRED STOCK, SERIES V

Certificate Number_______            Number of Shares of Series V Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

4.700% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series V
(par value $1.00 per share)
(liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 4.700% Fixed Rate / Floating Rate Noncumulative Preferred Stock, Series V, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series V Preferred Stock”). The shares of Series V Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series V Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated January 22, 2020 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series V Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series V Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________
Name:
Title:

By: _______________________________________
Name:

Title:
REGISTRAR’S COUNTERSIGNATURE
These are shares of Series V Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________
Name:
Title:
REVERSE OF CERTIFICATE
    Dividends on each share of Series V Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
    The shares of Series V Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
    FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series V Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series V Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:

___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

                 CERTIFICATE OF RETIREMENT
                 OF PREFERRED STOCK
                    OF CITIGROUP INC.
                (Pursuant to Section 243 of the General
                Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 60,000 shares of 5.875% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series O (the "Preferred Stock, Series O"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series O.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series O are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 31st day of March, 2020.

CITIGROUP INC

By: /s/ Elissa Steinberg______________
Elissa Steinberg
Assistant Treasurer

CERTIFICATE OF DESIGNATIONS

OF

4.000% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK SERIES W

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on December 3, 2020, adopted resolutions (i) authorizing the issuance and sale of up to 60,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 4.000% Fixed Rate Reset Noncumulative Preferred Stock, Series W (the “Series W Preferred Stock”), establishing the number of shares to be included in this Series W Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series W Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “4.000% Fixed Rate Reset Noncumulative Preferred Stock, Series W”. Each share of Series W Preferred Stock shall be identical in all respects to every other share of Series W Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series W Preferred Stock shall be 60,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series W Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series W Preferred Stock.

Section 3. Definitions. As used herein with respect to Series W Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“business day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.
“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series W Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.
“dividend period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“First Reset Date” shall have the meaning set forth in Section 4(a) hereof.
“Holder” means the Person in whose name the shares of the Series W Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series W Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series W Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series W Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series W Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series W Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series W Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series W Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series W Preferred Stock is outstanding.
“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.
“reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date, and no reset date, including the First Reset Date, will be adjusted for business days.

“reset dividend determination date” means, in respect of any reset period, the day that is three business days prior to the beginning of such reset period.

“reset period” means the period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date.

“Series W Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.

“Series W Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series W Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series W Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

a.Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series W Preferred Stock in the amounts specified below in this Section 4, and no more, payable on the 10th of each March, June, September and December (each, a “dividend payment date”), (i) quarterly in arrears from, and including, the date of issuance to, but excluding, December 10, 2025 (the “First Reset Date”), at an annual rate of 4.000% on the liquidation preference of $25,000 per share, beginning on March 10, 2021, and (ii) from, and including the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date (as described below) plus 3.597% on the liquidation preference of $25,000 per share, quarterly in arrears, beginning on March 10, 2026.

The record date for payment of dividends on the Series W Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day.

For any reset period beginning on or after the First Reset Date, the five-year treasury rate will be:

• The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities’’ in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion.

• If no calculation is provided as described above, then the Company (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the five-year treasury rate or (ii) if there is no such industry-accepted substitute or successor for the five-year treasury rate, a substitute or successor rate that is most comparable to the five-year treasury rate. Upon selection of a substitute or successor rate, the Company (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the business day convention, the definition of business day, the reset dividend determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the five-year treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

The five-year treasury rate will be determined on each reset dividend determination date.

With respect to any dividend period, any dividends on the Series W Preferred Stock will be calculated on the basis of a 360-day year of twelve 30-day months, and “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Series W Preferred Stock to, but excluding, the first dividend payment date. In the event that any dividend payment date is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and without any additional dividend accrual or other payment in respect of any such postponement.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series W Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series W Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series W Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series W Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series W Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series W Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series W Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series W Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series W Preferred Stock in the payment of dividends, all dividends declared upon shares of Series W Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series W Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series W Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series W Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series W Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole at any time or in part, from time to time, the shares of Series W Preferred Stock at the time outstanding, on any dividend payment date beginning on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series W Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 5 days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series W Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series W Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series W Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series W Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series W Preferred Stock at the time outstanding, the shares of Series W Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series W Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series W Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series W Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series W Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series W Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series W Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series W Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series W Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series W Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series W Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Company other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series W Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series W Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series W Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series W Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series W Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series W Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series W Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series W Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series W Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series W Preferred Stock prior to such merger or consolidation), and (ii) such Series W Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series W Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series W Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series W Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series W Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series W Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series W Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series W Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series W Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series W Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series W Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the agreements between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series W Preferred Stock Certificates. Series W Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series W Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series W Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series W Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series W Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series W Preferred Stock Certificate, such Series W Preferred Stock Certificate shall be valid nevertheless. A Series W Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series W Preferred Stock Certificate. Each Series W Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series W Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series W Preferred Stock, in a name other than that in which the shares of Series W Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series W Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.
The shares of Series W Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 9th day of December, 2020.

CITIGROUP INC.

By: /s/ Michael Verdeschi________________ Name: Michael Verdeschi Title: Treasurer

Exhibit A

FORM OF 4.000% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES W

Certificate Number_______ Number of Shares of Series W Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

4.000% Fixed Rate Reset Noncumulative Preferred Stock, Series W
(par value $1.00 per share) (liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 4.000% Fixed Rate Reset Noncumulative Preferred Stock, Series W, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series W Preferred Stock”). The shares of Series W Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series W Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated December 9, 2020 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series W Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series W Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________ Name: Title:

By: _______________________________________ Name: Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series W Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________ Name: Title:

REVERSE OF CERTIFICATE
Dividends on each share of Series W Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
The shares of Series W Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series W Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series W Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF DESIGNATIONS

OF

3.875% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK SERIES X

OF

CITIGROUP INC.

______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on February 10, 2021, adopted resolutions (i) authorizing the issuance and sale of up to 92,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 3.875% Fixed Rate Reset Noncumulative Preferred Stock, Series X (the “Series X Preferred Stock”), establishing the number of shares to be included in this Series X Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series X Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “3.875% Fixed Rate Reset Noncumulative Preferred Stock, Series X”. Each share of Series X Preferred Stock shall be identical in all respects to every other share of Series X Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series X Preferred Stock shall be 92,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series X Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series X Preferred Stock.

Section 3. Definitions. As used herein with respect to Series X Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“business day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series X Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.
“dividend period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“First Reset Date” shall have the meaning set forth in Section 4(a) hereof.
“Holder” means the Person in whose name the shares of the Series X Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series X Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series X Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.

“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series X Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series X Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series X Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series X Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series X Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series X Preferred Stock is outstanding.
“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.
“reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date, and no reset date, including the First Reset Date, will be adjusted for business days.

“reset dividend determination date” means, in respect of any reset period, the day that is three business days prior to the beginning of such reset period.

“reset period” means the period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date.

“Series X Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series X Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series X Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.

“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series X Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

a.Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series X Preferred Stock in the amounts specified below in this Section 4, and no more, payable on the 18th of each February, May, August and November (each, a “dividend payment date”), (i) quarterly in arrears from, and including, the date of issuance to, but excluding, February 18, 2026 (the “First Reset Date”), at an annual rate of 3.875% on the liquidation preference of $25,000 per share, beginning on May 18, 2021, and (ii) from, and including the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date (as described below) plus 3.417% on the liquidation preference of $25,000 per share, quarterly in arrears, beginning on May 18, 2026.

The record date for payment of dividends on the Series X Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day.

For any reset period beginning on or after the First Reset Date, the five-year treasury rate will be:

• The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities’’ in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion.

• If no calculation is provided as described above, then the Company (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the five-year treasury rate or (ii) if there is no such industry-accepted substitute or successor for the five-year treasury rate, a substitute or successor rate that is most comparable to the five-year treasury rate. Upon selection of a substitute or successor rate, the Company (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the business day convention, the definition of business day, the reset dividend determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the five-year treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

The five-year treasury rate will be determined on each reset dividend determination date.

With respect to any dividend period, any dividends on the Series X Preferred Stock will be calculated on the basis of a 360-day year of twelve 30-day months, and “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Series X Preferred Stock to, but excluding, the first dividend payment date. In the event that any dividend payment date is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and without any additional dividend accrual or other payment in respect of any such postponement.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series X Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series X Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series X Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series X Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series X Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series X Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series X Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series X Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series X Preferred Stock in the payment of dividends, all dividends declared upon shares of Series X Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series X Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series X Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series X Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series X Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole at any time or in part, from time to time, the shares of Series X Preferred Stock at the time outstanding, on any dividend payment date beginning on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series X Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company.

Such mailing shall be at least 5 days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series X Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series X Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series X Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series X Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series X Preferred Stock at the time outstanding, the shares of Series X Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series X Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series X Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series X Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series X Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series X Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series X Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series X Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series X Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series X Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series X Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Company other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series X Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series X Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series X Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series X Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series X Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series X Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series X Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series X Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series X Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series X Preferred Stock prior to such merger or consolidation), and (ii) such Series X Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series X Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series X Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series X Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series X Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series X Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series X Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series X Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series X Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series X Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series X Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the agreements between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series X Preferred Stock Certificates. Series X Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series X Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series X Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series X Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series X Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series X Preferred Stock Certificate, such Series X Preferred Stock Certificate shall be valid nevertheless. A Series X Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series X Preferred Stock Certificate. Each Series X Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series X Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series X Preferred Stock, in a name other than that in which the shares of Series X Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series X Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.
The shares of Series X Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 17th day of February, 2021.

CITIGROUP INC.

By: _/s/ Michael Verdeschi_______________________
Name: Michael Verdeschi
Title: Treasurer

Exhibit A

FORM OF 3.875% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES X

Certificate Number_______ Number of Shares of Series X Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

3.875% Fixed Rate Reset Noncumulative Preferred Stock, Series X
(par value $1.00 per share) (liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 3.875% Fixed Rate Reset Noncumulative Preferred Stock, Series X, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series X Preferred Stock”). The shares of Series X Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series X Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated February 17, 2021 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series X Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series X Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________ Name: Title:

By: _______________________________________ Name: Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series X Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________ Name: Title:

REVERSE OF CERTIFICATE
Dividends on each share of Series X Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
The shares of Series X Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series X Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series X Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 41,400 shares of 6.300% Non-Cumulative Preferred Stock, Series S (the "Preferred Stock, Series S"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series S.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series S are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 18th day of February, 2021.

CITIGROUP INC.

By: /s/ Elissa Steinberg______________
Elissa Steinberg
Assistant Treasurer

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 50,000 shares of 5.950% Non-Cumulative Preferred Stock, Series Q (the "Preferred Stock, Series Q"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series Q.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series Q are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 19th day of May, 2021.

CITIGROUP INC.

By: _ /s/ Elissa Steinberg______
Elissa Steinberg
Assistant Treasurer

CERTIFICATE OF RETIREMENT
OF PREFERRED STOCK
OF CITIGROUP INC.
(Pursuant to Section 243 of the General
Corporation Law of the State of Delaware)

CITIGROUP INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:

FIRST: Citigroup's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of 60,000 shares of 6.125% Fixed Rate / Floating Rate Non-Cumulative Preferred Stock, Series R (the "Preferred Stock, Series R"), each such share with $1.00 par value and a stated value of $25,000 per share.

SECOND: Citigroup has retired all of the authorized shares of the Preferred Stock, Series R.

THIRD: Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, the shares that were designated to Preferred Stock, Series R are hereby returned to the status of authorized but unissued shares of the Preferred Stock of Citigroup Inc.

IN WITNESS WHEREOF, CITIGROUP INC. has caused this certificate to be signed by the below duly authorized Assistant Treasurer this 19th day of May, 2021.

CITIGROUP INC.

    By: _ /s/ Elissa Steinberg______
Elissa Steinberg
Assistant Treasurer

CERTIFICATE OF DESIGNATIONS

OF

4.150% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK SERIES Y

OF

CITIGROUP INC.
______________________________
pursuant to Section 151 of the
General Corporation Law of the State of Delaware
______________________________

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that:

1. The Restated Certificate of Incorporation of the Company (as amended through the date hereof, the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Company shall have the authority to issue at six billion (6,000,000,000) shares of common stock, par value $0.01 per share, and thirty million (30,000,000) shares of preferred stock, par value $1.00 per share.

2. The Certificate of Incorporation expressly grants to the Board of Directors of the Company (the “Board of Directors”) authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3. Pursuant to the authority conferred upon a preferred stock committee (the “Preferred Stock Committee”) by the Board of Directors, the Preferred Stock Committee, by action duly taken on October 20, 2021, adopted resolutions (i) authorizing the issuance and sale of up to 40,000 shares of the Company’s preferred stock and (ii) approving this final form of Certificate of Designations of 4.150% Fixed Rate Reset Noncumulative Preferred Stock, Series Y (the “Series Y Preferred Stock”), establishing the number of shares to be included in this Series Y Preferred Stock and fixing the designation, powers, preferences and rights of the shares of this Series Y Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1. Designation.

The designation of the series of preferred stock shall be “4.150% Fixed Rate Reset Noncumulative Preferred Stock, Series Y”. Each share of Series Y Preferred Stock shall be identical in all respects to every other share of Series Y Preferred Stock.

Section 2. Number of Shares.

The number of authorized shares of Series Y Preferred Stock shall be 40,000. That number from time to time may be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series Y Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, the Preferred Stock Committee or any other duly authorized committee thereof and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized. The Company shall have the authority to issue fractional shares of Series Y Preferred Stock.

Section 3. Definitions. As used herein with respect to Series Y Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Company as that term is defined in Section 3(q) of the Federal Deposit Insurance Act of 1950, as amended, or any successor provision.
“Board of Directors” has the meaning set forth in the recitals above.
“business day” means any weekday that is not a legal holiday in New York City and is not a day on which banking institutions in New York City are authorized or required by law or regulation to be closed.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series Y Preferred Stock, and its successors and assigns.
“Common Stock” means the common stock of the Company, par value $0.01 per share, or any other shares of the capital stock of the Company into which such shares of common stock shall be reclassified or changed.
“Depositary” means DTC or its nominee or any successor depositary appointed by the Company.
“dividend payment date” shall have the meaning set forth in Section 4(a) hereof.
“dividend period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“DTC” means The Depository Trust Company.
“First Reset Date” shall have the meaning set forth in Section 4(a) hereof.
“Holder” means the Person in whose name the shares of the Series Y Preferred Stock are registered, which may be treated by the Company, Calculation Agent, Transfer Agent, Registrar and paying agent as the absolute owner of the shares of Series Y Preferred Stock for the purpose of making payment and for all other purposes.

“Junior Stock” means the Common Stock and any other class or series of stock of the
Company now existing or hereafter authorized over which Series Y Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

“Nonpayment” shall have the meaning set forth in Section 7(b)(i) hereof.
“NY Federal Reserve’s website” shall have the meaning set forth in Section 4(a) hereof.
“Officer” means the Chief Executive Officer, the Chairman, the Chief Administrative Officer, any Vice Chairman, the Chief Financial Officer, the Controller, the Chief Accounting

Officer, the Treasurer, any Deputy Treasurer, any Assistant Treasurer, any Vice President, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, or other entity.
“Preferred Stock Director” shall have the meaning set forth in Section 7(b)(i) hereof.
“Preferred Stock Director Termination Date” shall have the meaning set forth in Section 7(b)(iv) hereof.
“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series Y Preferred Stock, and its successors and assigns.
“Regulatory Capital Event” means the good faith determination by the Company that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Series Y Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of the Series Y Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations or policies with respect thereto that is announced after the initial issuance of any share of the Series Y Preferred Stock, there is more than an insubstantial risk that the Company will not be entitled to treat the full liquidation preference amount of $25,000 per share of the Series Y Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of the Series Y Preferred Stock is outstanding.
“Relevant Governmental Body” shall have the meaning set forth in Section 4(a) hereof.
“reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date, and no reset date, including the First Reset Date, will be adjusted for business days.

“reset dividend determination date” means, in respect of any reset period, the day that is three business days prior to the beginning of such reset period.

“reset period” means the period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date.

“Series Y Liquidation Preference” shall have the meaning set forth in Section 5(a) hereof.
“Series Y Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Series Y Preferred Stock Certificate” shall have the meaning set forth in Section 14(a) hereof.
“Transfer Agent” means Computershare Trust Company, N.A., a federally chartered national association, acting as Transfer Agent, Calculation Agent, Registrar and paying agent for the Series Y Preferred Stock, and its successors and assigns.
“Trust” shall have the meaning set forth in Section 6(d).

Section 4. Dividends.

a.Rate. Holders shall be entitled to receive, when, as and if declared by the Board of Directors or any duly authorized committee thereof, but only out of funds legally available therefor, noncumulative cash dividends on each share of Series Y Preferred Stock in the amounts specified below in this Section 4, and no more, payable on the 15th of each February, May, August and November (each, a “dividend payment date”), (i) quarterly in arrears from, and including, the date of issuance to, but excluding, November 15, 2026 (the “First Reset Date”), at an annual rate of 4.150% on the liquidation preference of $25,000 per share, beginning on February 15, 2022, and (ii) from, and including the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date (as described below) plus 3.000% on the liquidation preference of $25,000 per share, quarterly in arrears, beginning on February 15, 2027.

The record date for payment of dividends on the Series Y Preferred Stock will be the record date fixed by the Board of Directors or any other duly authorized committee thereof that is not more than 30 nor less than 10 days prior to such dividend payment date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date will be a Dividend Record Date whether or not such day is a business day.

For any reset period beginning on or after the First Reset Date, the five-year treasury rate will be:

• The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities’’ in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board as of 5:00 p.m. (Eastern Time) as of any date of determination, as determined by the Calculation Agent in its sole discretion.

• If no calculation is provided as described above, then the Company (or such affiliate) will use a substitute or successor rate that it has determined, in its sole discretion after consulting any source it deems to be reasonable, is (i) the industry-accepted substitute or successor for the five-year treasury rate or (ii) if there is no such industry-accepted substitute or successor for the five-year treasury rate, a substitute or successor rate that is most comparable to the five-year treasury rate. Upon selection of a substitute or successor rate, the Company (or such affiliate) may determine, in its sole discretion after consulting any source it deems to be reasonable, the day count convention, the business day convention, the definition of business day, the reset dividend determination date and any other relevant methodology or definition for calculating such substitute or successor rate, including any adjustment factor it determines is needed to make such substitute or successor rate comparable to the five-year treasury rate, in a manner that is consistent with any industry-accepted practices for such substitute or successor rate.

The five-year treasury rate will be determined on each reset dividend determination date.

With respect to any dividend period, any dividends on the Series Y Preferred Stock will be calculated on the basis of a 360-day year of twelve 30-day months, and “dividend period” means the period from, and including, each dividend payment date to, but excluding, the next succeeding dividend payment date, except for the initial dividend period, which will be the period from, and including, the date of issuance of the Series Y Preferred Stock to, but excluding, the first dividend payment date. In the event that any dividend payment date is not a business day, then payment of any dividend payable on such date will be made on the next succeeding business day and without any additional dividend accrual or other payment in respect of any such postponement.

Any determination, decision or election that may be made by the Company (or one of its affiliates) pursuant to the provisions described above, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or such affiliate’s) sole discretion, and, notwithstanding anything to the contrary in this Certificate of Designations, shall become effective without consent from the holders of the Series Y Preferred Stock or any other party.

All percentages resulting from any calculation of the dividend rate will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on the Series Y Preferred Stock will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

(b) Noncumulative Dividends. If the Board of Directors or any duly authorized committee thereof does not declare a dividend on the Series Y Preferred Stock for any dividend period prior to the related dividend payment date, that dividend will not accrue, and the Company will have no obligation to pay, and Holders shall have no right to receive, a dividend for that dividend period on the related dividend payment date or at any future time, whether or not dividends on the Series Y Preferred Stock or any other series of preferred stock or common stock are declared for any subsequent period. References herein to the “accrual” of dividends refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(c) Priority of Dividends. So long as any share of Series Y Preferred Stock remains outstanding, unless as to a dividend payment date full dividends on all outstanding shares of the Series Y Preferred Stock have been declared and paid or declared and a sum sufficient for the payment of those dividends has been set aside for the dividend period then ending, the Company will not, and will cause its subsidiaries not to, during the next succeeding dividend period, declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any Junior Stock, or make any guarantee payment with respect thereto, other than:
(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

(ii) purchases of shares of Common Stock pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(iii) as a result of an exchange or conversion of any class or series of Junior Stock for any other class or series of Junior Stock;

(iv) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such Junior Stock or the security being converted or exchanged;

(v) the purchase of Junior Stock by an investment banking subsidiary of the Company in connection with the distribution thereof; or

(vi) the purchase of Junior Stock by any investment banking subsidiary of the Company in connection with market-making or other secondary market activities in the ordinary course of the business of such subsidiary.

The restrictions set forth in the preceding provisions of this Section 4(c) shall not apply to any Junior Stock dividends paid by the Company where the dividend is in the form of the same stock (or the right to buy the same stock) as that on which the dividend is being paid.
Except as provided below, for so long as any share of Series Y Preferred Stock remains outstanding, if dividends are not declared and paid in full upon the shares of Series Y Preferred Stock and any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series Y Preferred Stock in the payment of dividends, all dividends declared upon shares of Series Y Preferred Stock and such other stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share of Series Y Preferred Stock and accrued dividends for the then-current dividend period per share of such other stock (including, in the case of any such other stock that bears cumulative dividends, all accrued and unpaid dividends) bear to each other.
Subject to the foregoing, and not otherwise, such dividends payable in cash, stock or otherwise, as may be determined by the Board of Directors or any duly authorized committee thereof, may be declared and paid on any other class or series of stock of the Company from time to time out of any funds legally available for such payment, and Holders will not be entitled to participate in those dividends.
Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, Holders shall be entitled, out of funds legally available therefor, before any distribution or payment may be made by the Company or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of stock ranking senior to or on parity with Series Y Preferred Stock upon liquidation and the rights of the Company’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share (the “Series Y Liquidation Preference”), plus any accrued dividends thereon from the last dividend payment date to, but excluding, the date of the liquidation, dissolution or winding up if and to the extent declared but not yet paid. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5.
(b) Partial Payment. If the assets of the Company are not sufficient to pay in full the aforesaid liquidation distributions to the Holders and any liquidation distributions owed to holders of any class or series of stock of the Company ranking equally with the Series Y Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts paid to the Holders and to the holders of all such equally ranking stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, nor shall the merger, consolidation or any other business combination transaction of the Company into or with any other corporation or Person or the merger, consolidation or any other business combination transaction of any other corporation or Person into or with the Company be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company.

Section 6. Redemption.

(a) Optional Redemption. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds legally available therefor, (i) in whole at any time or in part, from time to time, the shares of Series Y Preferred Stock at the time outstanding, on any dividend payment date beginning on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a Regulatory Capital Event, in each case at a redemption price equal to $25,000 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the redemption date, upon notice given as provided in Section 6(b) below.

(b) Notice of Redemption. Notice of every redemption of shares of Series Y Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the stock register of the Company. Such mailing shall be at least 5 days and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of shares of Series Y Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series Y Preferred Stock. Each notice shall state:

(i) the redemption date;

(ii) the total number of shares of Series Y Preferred Stock to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii) the redemption price;

(iv) the place or places where the certificates for such shares are to be surrendered for payment of the redemption price, if applicable; and

(v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

Notwithstanding the foregoing, if the certificates evidencing the shares of Series Y Preferred Stock are held of record by a depositary and any related depository shares are held of record by a Depositary or its nominee, the Company may give such notice in any manner permitted by the Depositary.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series Y Preferred Stock at the time outstanding, the shares of Series Y Preferred Stock to be redeemed shall be selected (i) pro rata from the Holders in proportion to the number of shares of Series Y Preferred Stock held by such Holders, (ii) by lot or (iii) in such other manner as the Board of Directors or any duly authorized committee thereof may determine, in its sole discretion, to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series Y Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Company, separate and apart from its other assets, for the pro rata benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof (the “Trust”) in trust for the pro rata benefit of the Holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7. Voting Rights.

(a) General. The Holders shall not be entitled to vote on any matter except as set forth in Section 7(b) below or as required by the Delaware General Corporation Law.

(b) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series Y Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series Y Preferred Stock as to payment of dividends and upon which voting rights equivalent to those granted by this Section 7(b)(i) have been conferred and are exercisable (any such class or series being referred to herein as “dividend parity stock”) have not been declared and paid in an aggregate amount equal, as to any class or series, to at least three semi-annual or six quarterly dividend periods, as applicable, (whether consecutive or not) (a “Nonpayment”), the authorized number of directors constituting the Board of Directors shall be increased by two, and the Holders, together with holders of dividend parity stock, shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Common Stock, to elect two directors of the Company to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that it shall be a qualification for election of any such director that the election of such director shall not cause the Company to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Company’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors shall at no time include more than two such directors. Each such director elected by the Holders together with holders of dividend parity stock is a “Preferred Stock Director.”

(ii) Election. The election of the Preferred Stock Directors will take place at any annual meeting of stockholders or any special meeting of the Holders and any dividend parity stock, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(b)(i) above, the secretary of the Company may, and upon the written request (addressed to the secretary at the Company’s principal office) of the holders of at least 20% of the voting power of the Series Y Preferred Stock or the holders of at least 20% of the voting power of any series of dividend parity stock then outstanding (with such voting power measured based on the voting power to elect Preferred Stock Directors), must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Company, in which event such election shall be held at such next annual or special meeting of stockholders), call a special meeting of the holders of Series Y Preferred Stock and any dividend parity stock for the purposes of electing Preferred Stock Directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(iii) Notice of Special Meeting. Notice for a special meeting to elect Preferred Stock Directors will be given in a similar manner to that provided in the Company’s by-laws for a special meeting of the stockholders. If the secretary of the Company does not call a special meeting within 20 days after receipt of any such request, then any Holder may (at the expense of the Company) call such meeting, upon notice as provided in this Section 7(b)(iii), and for that purpose will have access to the stock register of the Company. The Preferred Stock Directors elected at any such special meeting and each Preferred Stock Director elected at a subsequent annual or special meeting of stockholders, will be elected for term expiring upon the earlier of the Preferred Stock Director Termination Date and the next annual meeting of stockholders following such Preferred Stock Director's election. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the Preferred Stock Director remaining in office, or if none remains in office, by a plurality of the votes cast by the holders of Series Y Preferred Stock and any dividend parity stock, voting together as a single class, and the Preferred Stock Director so appointed or elected to fill such vacancy shall serve for a term expiring at the next annual meeting of the stockholders. Preferred Stock Directors may only be elected by the holders of Series Y Preferred Stock and dividend parity stock in accordance with this Section 7. If the holders of Series Y Preferred Stock and such dividend parity stock fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to this Section 7, then any directorship not so filled shall remain vacant until such time as the holders of Series Y Preferred Stock and such dividend parity stock elect a person to fill such directorship in accordance with this Section 7, or such vacancy is otherwise filled in accordance with this Section 7; and no such directorship may be filled by stockholders of the Company other than in accordance with this Section 7.

(iv) Termination; Removal. Whenever the Company has paid noncumulative dividends in full for at least two consecutive semi-annual or four consecutive quarterly dividend periods following a Nonpayment on the Series Y Preferred Stock and on any dividend parity stock entitled to noncumulative dividends and has paid cumulative dividends in full on any dividend parity stock entitled to cumulative dividends, then the right of the Holders to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future dividend periods) (the time of such cessation, the “Preferred Stock Director Termination Date”). Upon a Preferred Stock Director Termination Date, the terms of office of the Preferred Stock Directors will immediately terminate, the persons then serving as Preferred Stock Directors shall immediately cease to be qualified to hold office as Preferred Stock Directors, the Preferred Stock Directors shall cease to be directors of the Company and the number of directors constituting the Board of Directors shall be automatically reduced, without any action by the Board of Directors or the stockholders of the Company, by the number of Preferred Stock Directors authorized immediately prior to such termination. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the voting power of outstanding shares of the capital stock then entitled to vote in the election of Preferred Stock Directors, voting together as a single class (with such voting power measured based on the voting power to elect Preferred Stock Directors).
(c) Senior Issuances; Adverse Changes. So long as any shares of Series Y Preferred Stock are outstanding, but subject to the final paragraph of this Section 7(c), in addition to any other vote or consent of holders of the Company’s capital stock required by Delaware law, the vote or consent of the holders of at least two-thirds of the voting power of the Series Y Preferred Stock and the holders of any other preferred stock entitled to vote thereon, voting together as a single class, given in person or by proxy at an annual or special meeting of stockholders, or given in writing without a meeting, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

(i) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the certificate of designations creating the Series Y Preferred Stock) or the Company’s by-laws that would alter or change the voting powers, preferences, economic rights or special rights of the Series Y Preferred Stock so as to affect them adversely;

(ii) any amendment or alteration of the Company’s certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Company's capital stock ranking prior to the Series Y Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding up of the Company; or

(iii) the consummation of a binding share exchange or reclassification involving the Series Y Preferred Stock or a merger or consolidation of the Company with another entity, except that holders of Series Y Preferred Stock will have no right to vote under this provision or otherwise under Delaware law if in each case (i) the Series Y Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and that is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation, the Company having received an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such merger or consolidation in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series Y Preferred Stock prior to such merger or consolidation), and (ii) such Series Y Preferred Stock remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series Y Preferred Stock, taken as a whole;
provided, however, that, for the avoidance of doubt, any increase in the amount of the authorized or issued Series Y Preferred Stock or authorized preferred stock or any securities convertible into preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series Y Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or noncumulative) and/or the distribution of assets upon the Company’s liquidation, dissolution or winding up will not be deemed to adversely affect the voting powers, preferences or special rights of the Series Y Preferred Stock, and no stockholder will have the right to vote on such an increase, creation or issuance by reason of this Section 7.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect one or more but not all series of preferred stock of the Company, then only such series of preferred stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together with the Series Y Preferred Stock as a single class (in lieu of all other series of preferred stock) for purposes of the vote or consent required by this Section 7(c).
(d) No Vote if Redemption. No vote or consent of the Holders shall be required pursuant to Section 7(b) or 7(c) if, at or prior to the time when the act with respect to such vote or consent would otherwise be required shall be effected, the Company shall have redeemed or shall have called for redemption all outstanding shares of Series Y Preferred Stock, with proper notice and sufficient funds having been set aside for such redemption, in each case pursuant to Section 6 above.

Section 8. Preemption and Conversion Rights.

The Holders shall not have any preemptive rights or conversion rights as a result of the terms hereof.

Section 9. Rank.

For the avoidance of doubt, the Board of Directors or any duly authorized committee thereof may, without the vote of the Holders, authorize and issue additional shares of Junior Stock or shares of any class or series of stock of the Company now existing or hereafter authorized that ranks equally with the Series Y Preferred Stock in the payment of dividends or in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company.

Section 10. Reacquired Shares.

The Board of Directors shall take such actions as are necessary to cause the shares of Series Y Preferred Stock which have been redeemed or otherwise purchased or acquired by the Company to be retired and restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 11. No Sinking Fund.

Shares of Series Y Preferred Stock are not subject to the operation of a sinking fund.

Section 12. Transfer Agent, Calculation Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Calculation Agent, Registrar and paying agent for the Series Y Preferred Stock shall be Computershare Trust Company, N.A. The Company may, in its sole discretion, remove the Transfer Agent and/or the Calculation Agent in accordance with the agreements between the Company and the Transfer Agent; provided, however, that the Company shall appoint a successor transfer agent and/or calculation agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders.

Section 13. Replacement Certificates for Mutilated, Destroyed, Stolen and Lost Certificates.

If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Transfer Agent and the Company.

Section 14. Form.

(a) Series Y Preferred Stock Certificates. Series Y Preferred Stock shall be issued in certificated form in substantially the form attached hereto as Exhibit A (each, a “Series Y Preferred Stock Certificate”). Exhibit A is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series Y Preferred Stock Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

(b) Signature. Two Officers shall sign any Series Y Preferred Stock Certificate for the Company, in accordance with the Company’s by-laws and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Series Y Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series Y Preferred Stock Certificate, such Series Y Preferred Stock Certificate shall be valid nevertheless. A Series Y Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Series Y Preferred Stock Certificate. Each Series Y Preferred Stock Certificate shall be dated the date of its countersignature.

Section 15. Taxes.

(a) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series Y Preferred Stock. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series Y Preferred Stock, in a name other than that in which the shares of Series Y Preferred Stock were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

(b) Withholding. All payments and distributions (or deemed distributions) on the shares of Series Y Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by Holders.

Section 16. Notices.

All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 388 Greenwich Street, New York, New York 10013 (Attention: Corporate Secretary) or to the Transfer Agent at its office at 150 Royall Street, Canton, Massachusetts 02021, or other agent of the Company designated as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

Section 17. Other Rights Disclaimed.
The shares of Series Y Preferred Stock have no voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Company.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Company by its Treasurer this 26th day of October, 2021.

CITIGROUP INC.

By: __/s/ Michael Verdeschi_______________________
Name: Michael Verdeschi
Title: Treasurer

Exhibit A

FORM OF 4.150% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES Y

Certificate Number_______ Number of Shares of Series Y Preferred Stock______
CUSIP NO.:

CITIGROUP INC.

4.150% Fixed Rate Reset Noncumulative Preferred Stock, Series Y
(par value $1.00 per share) (liquidation preference $25,000 per share)

Citigroup Inc., a Delaware corporation (the “Company”), hereby certifies that [ ] (the “Holder”) is the registered owner of [ ] fully paid and non-assessable shares of the Company’s designated 4.150% Fixed Rate Reset Noncumulative Preferred Stock, Series Y, with a par value of $1.00 per share and a liquidation preference of $25,000 per share (the “Series Y Preferred Stock”). The shares of Series Y Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series Y Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations dated October 26, 2021 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Company will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business.
Reference is hereby made to select provisions of the Series Y Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Registrar has properly countersigned, these shares of Series Y Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Company by its [Title] and by its [Title] this __ day of _______, ________.

CITIGROUP INC.

By: _______________________________________ Name: Title:

By: _______________________________________ Name: Title:

REGISTRAR’S COUNTERSIGNATURE
These are shares of Series Y Preferred Stock referred to in the within-mentioned Certificate of Designations.
Dated:

COMPUTERSHARE TRUST COMPANY, N.A., as Registrar
By: _______________________________________ Name: Title:

REVERSE OF CERTIFICATE
Dividends on each share of Series Y Preferred Stock shall be payable at the rate provided in the Certificate of Designations.
The shares of Series Y Preferred Stock shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.
The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or Series of share capital issued by the Company and the qualifications, limitations or restrictions of such preferences and/or rights.
ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series Y Preferred Stock evidenced hereby to:
___________________________________________________
___________________________________________________
(Insert assignee’s social security or taxpayer identification number, if any)
___________________________________________________
___________________________________________________
(Insert address and zip code of assignee)
and irrevocably appoints:
___________________________________________________
___________________________________________________
as agent to transfer the shares of Series Y Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
___________________________________________________
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee: ___________________________________________________
(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)